UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Nucor Corporation

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1915 Rexford Road       Charlotte, North Carolina 28211      Phone 704/366-7000      Fax 704/362-4208

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

ANNUAL MEETING

The 2010 annual meeting of stockholders of Nucor Corporation will be held in The Morrison Ballroom of the Charlotte Marriott SouthPark, 2200 Rexford Road, Charlotte, North Carolina, at 10:00 a.m. on Thursday, May 13, 2010, for the following purposes:

•	To elect three nominees as directors;

•	To ratify the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2010;

•	To approve amendments to Nucor’s Restated Certificate of Incorporation eliminating the classified structure of the Board of Directors;

•	To approve the 2010 Stock Option and Award Plan;

•	To consider and vote on two stockholder proposals; and

•	To conduct such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 15, 2010 are entitled to notice of and to vote at the meeting.

It is important that you vote. To ensure that you will be represented at the meeting, please vote by one of the following three methods: (1) via mail by signing and promptly returning the enclosed proxy card in the enclosed envelope; (2) via telephone using the toll-free number and instructions shown on the enclosed proxy card; or (3) via the Internet by using the website information and instructions listed on the enclosed proxy card. Your prompt attention is requested.

By order of the Board of Directors,

A. Rae Eagle

General Manager and

Corporate Secretary

March [    ], 2010

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Stockholders

to be Held on May 13, 2010

The proxy statement and annual report to stockholders are available at http://materials.proxyvote.com/670346.

PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD

IN THE ENCLOSED ENVELOPE, OR VOTE VIA THE TELEPHONE OR INTERNET.

GENERAL INFORMATION

The enclosed proxy is being solicited by the Board of Directors of Nucor Corporation (“Nucor” or the “Company”) for use at the 2010 annual meeting of stockholders to be held on Thursday, May 13, 2010, and any adjournment or postponement. The proxy may be revoked by the stockholder by letter to the Nucor Corporate Secretary received before the meeting, or by attending and voting at the meeting.

Shares Entitled to Vote

The record date for the annual meeting is March 15, 2010. Only holders of record of Nucor’s common stock at the close of business on that date will be entitled to vote. The presence in person or by proxy of the holders of a majority of the votes entitled to be cast at the annual meeting is necessary to constitute a quorum. As of the record date for the annual meeting, [            ] shares of Nucor common stock were outstanding.

Voting Rights and Procedures

Each share of common stock outstanding on the record date is entitled to one vote except with respect to the election of directors. With respect to the election of directors, each share of common stock is entitled to cumulative voting rights, which means that when voting for nominees for director, each share is entitled to a number of votes equal to the number of nominees for election as directors. Accordingly, when voting for nominees for director, all of the votes a share of common stock is entitled to may be voted in favor of one nominee or the votes may be distributed among the nominees. The holders of the enclosed proxy will have the discretionary authority to cumulate votes in the election of directors.

Stockholders who wish to cumulate their votes must submit a proxy card or cast a ballot and make an explicit statement of their intent to do so, either by so indicating on the proxy card or by indicating in writing on their ballot when voting at the annual meeting. If a person who is the beneficial owner of shares held in street name wishes to cumulate votes, the stockholder will need to contact the broker, bank, trustee or other nominee who is the record owner of the shares.

Votes Required to Approve Each Item

Election of Directors.    The three director nominees receiving the highest number of all votes cast for directors will be elected. A properly submitted proxy marked “Vote Withheld” with respect to the election of one or more director nominees will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Accordingly, any shares not voted with respect to a director nominee will have no effect.

Nucor’s Board of Directors has adopted a Corporate Governance Principle intended to give further effect to withheld votes in uncontested elections for directors under certain circumstances. This Corporate Governance Principle is set forth in this proxy statement under the heading “Election of Directors.”

Approval of Amendments to Restated Certificate of Incorporation.    The proposal to amend Nucor’s Restated Certificate of Incorporation to eliminate the classified structure of the Board of Directors requires the affirmative vote of the holders of four-fifths of the outstanding shares entitled to vote at an election of directors in order for the matter to be adopted.

Other Items.    For any other matters, the affirmative vote of a majority of the votes represented in person or by proxy and entitled to vote on the item will be required for approval. A properly submitted proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

Under current New York Stock Exchange (“NYSE”) rules, the proposals to ratify the independent registered public accounting firm and approve the amendments to the Restated Certificate of Incorporation are considered “discretionary” matters. This means that brokerage firms may vote in their discretion on these matters on behalf of clients who have not furnished voting instructions.

In contrast, the proposals to elect directors and approve the 2010 Stock Option and Award Plan and the stockholder proposals are “non-discretionary” matters. This means brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals. These “broker non-votes” will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the vote for these proposals.

Shares held of record by a broker or its nominee (“broker shares”) that are voted on any matter will be included in determining whether a quorum is present. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

Voting of Proxies

The shares represented by each proxy you properly submit to us will be voted by one of the individuals indicated on the proxy as you direct. If you submit a proxy but do not indicate how you wish to vote, your shares will be voted FOR the election of the three director nominees, FOR the ratification of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2010, FOR the approval of the amendments to Nucor’s Restated Certificate of Incorporation, FOR the approval of the 2010 Stock Option and Award Plan and AGAINST the approval of the stockholder proposals.

Proxy Materials and Annual Report

The 2009 annual report of Nucor, including financial statements, is being mailed to all stockholders of record together with this proxy statement and form of proxy on or about March 25, 2010. The 2009 annual report and other information about the Company is available on our website at www.nucor.com/investor. The information on our website is not a part of this proxy statement.

PROPOSAL 1

ELECTION OF DIRECTORS

Nucor’s Board of Directors is divided into three classes with three directors serving in each class. Each director serves for a three-year term with one class of directors being elected at each annual meeting. All directors will hold office until their successors have been duly elected and qualified.

The terms of three directors, Daniel R. DiMicco, James D. Hlavacek, Ph.D. and John H. Walker, will expire at this annual meeting. The Board’s Governance and Nominating Committee has recommended and the Board of Directors has nominated Mr. DiMicco, Dr. Hlavacek and Mr. Walker for reelection for three-year terms ending at the annual meeting in 2013. Shares represented by all proxies received by the Board of Directors and not marked to withhold authority to vote for these nominees will be voted for their election. The Board of Directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies received will be voted for the election of such other persons, if any, as Nucor’s Board of Directors may designate.

Nucor’s Board of Directors has adopted the following Corporate Governance Principle entitled “Effect of Withheld Votes in Uncontested Elections for Director.”

Any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation for consideration by the Governance and Nominating Committee. The Committee shall evaluate the director’s tendered resignation taking into account the best interests of the Company and its stockholders and shall recommend to the Board whether to accept or reject such resignation. In making its recommendation, the Committee may consider, among other things, the effect of the exercise of cumulative voting in the election. The Board shall act within 120 days following certification of the stockholder vote and shall disclose its decision and the reasons therefore in an 8-K filing with the Securities and Exchange Commission (the “SEC”). Any director who tenders his or her resignation pursuant to this principle shall not participate in any committee or board consideration of it.

Nucor’s Board of Directors recommends a vote FOR the election of the three nominees as directors.

INFORMATION CONCERNING EXPERIENCE, QUALIFICATIONS, ATTRIBUTES AND SKILLS OF THE NOMINEES

Nominees for Election – Term to Expire in 2013

DANIEL R. DIMICCO	Director Since: 2000 Age: 59

Mr. DiMicco has served as Chairman of Nucor since May 2006 and as President and Chief Executive Officer since September 2000. Previously, Mr. DiMicco served as Vice Chairman of Nucor from 2001 to 2006, Executive Vice President from 1999 to 2000 and Vice President from 1992 to 1999. He currently serves on the board of directors of Duke Energy Corporation. A metallurgist by training, Mr. DiMicco brings more than 35 years of steel industry experience to Nucor’s Board, including serving as a member of several industry boards including the World Steel Association Board and Executive Committee, American Iron and Steel Institute (AISI), and as Chairman/Vice Chairman of the AISI. He also is a multi-year member of the Department of Commerce U.S. Manufacturing Council. Since joining Nucor in November 1982, Mr. DiMicco has worked in a wide variety of roles at all levels of the Company, including nine years as Vice President of Nucor Corporation and President of Nucor-Yamato Steel Company (Limited Partnership), gaining a deep understanding of Nucor’s operations and Nucor’s unique organizational culture and values.

JAMES D. HLAVACEK, PH.D	Director Since: 1996 Age: 66

Dr. Hlavacek is the founder, Chairman and Chief Executive Officer of The Corporate Development Institute, Inc. that since 1979 has been developing new product solutions, growth strategies and management development programs for a broad range of industrial and high-tech manufacturing companies worldwide. He is an internationally recognized industrial marketing educator, businessman and consultant and has published numerous articles and several books. He currently serves on the boards of directors of two privately-owned technology companies and has served in the past on the boards of several successful start-up companies that were acquired by Fortune 500 industrial companies. He brings to Nucor’s Board of Directors his more than 30 years of experience working closely with senior executives on their growth strategies at leading industrial companies located throughout the world.

JOHN H. WALKER	Director Since: 2008 Age: 52

Mr. Walker has served as Chief Executive Officer of Global Brass and Copper, Inc., a manufacturer and distributor of copper and copper-alloy sheet, strip, plate, foil, rod and fabricated components, since November 2007. Prior to joining Global Brass and Copper, Inc., Mr. Walker was the President and Chief Executive Officer of The Boler Company, the parent company of Hendrickson International, a suspension manufacturer for heavy duty trucks and trailers, from 2003 to 2006. From 2001 to 2003, he served as Chief Executive Officer of Weirton Steel Corporation, a producer of flat rolled carbon steel, and from 2000 to 2001 as President and Chief Operating Officer. From 1997 to 2000, Mr. Walker was President of flat rolled products for Kaiser Aluminum Corporation, a producer of fabricated aluminum products. Mr. Walker currently serves on the board of UAL Corporation and was a director of Delphi Corporation until 2009. In serving as Chief Executive Officer for three different companies over the past 10 years, Mr. Walker has developed strong executive leadership and strategic management skills. Mr. Walker also brings to Nucor’s Board more than 25 years of manufacturing experience in metal-related manufacturing and fabricating industries.

INFORMATION CONCERNING EXPERIENCE, QUALIFICATIONS, ATTRIBUTES AND SKILLS OF THE CONTINUING DIRECTORS

Term to Expire in 2011

PETER C. BROWNING	Director Since: 1999 Age: 68

Mr. Browning has been the Managing Director of Peter C. Browning & Associates, LLC, a board advisory consulting firm, since 2009. Mr. Browning has also served as Lead Director of Nucor since May 2006, and as Non-Executive Chairman of Nucor from September 2000 to May 2006. He was the Dean of the McColl Graduate School of Business at Queens University of Charlotte, North Carolina, from 2002 to 2005. From 1998 to 2000, Mr. Browning was President and Chief Executive Officer, from 1996 to 1998, President and Chief Operating Officer, and from 1993 to 1996, Executive Vice President of Sonoco Products Company, a manufacturer of industrial and consumer packaging products. Before joining Sonoco, Mr. Browning was Chairman, President and Chief Executive Officer of National Gypsum Company, a manufacturer and supplier of building and construction products, from 1990 to 1993. He currently serves on the boards of directors of Acuity Brands, Inc., EnPro Industries, Inc. and Lowe’s Companies, Inc., and was a director of Wachovia Corporation until 2008 and The Phoenix Companies, Inc. until 2009. Mr. Browning brings a unique breadth and depth of experience and expertise to Nucor’s Board, including board governance, board performance and dynamics, executive leadership transition and succession planning and more than 35 years of domestic and international manufacturing experience.

VICTORIA F. HAYNES, PH.D	Director Since: 1999 Age: 62

Dr. Haynes has served since July 1999 as President and Chief Executive Officer of RTI International, an independent, non-profit corporation that performs scientific research and services and develops advanced technology. Prior to joining RTI, she was Vice President of the Advanced Technology Group and Chief Technical Officer of Goodrich Corporation, a specialty chemicals and aerospace company, from 1992 to 1999. Dr. Haynes currently serves on the boards of directors of Archer Daniels Midland Company and PPG Industries, Inc., and was a director of The Lubrizol Corporation until 2007. Dr. Haynes brings more than 30 years of experience in technology leadership, management and new business development to Nucor’s Board.

CHRISTOPHER J. KEARNEY	Director Since: 2008 Age: 54

Mr. Kearney has served as Chairman of SPX Corporation, a global multi-industry manufacturer, since May 2007, and as President and Chief Executive Officer of SPX since December 2004. Prior to that, Mr. Kearney served as Vice President, Secretary and General Counsel of SPX from 1997 to 2004. He currently serves on the board of directors of SPX Corporation. In addition to his strong leadership skills developed as the CEO of a manufacturing company that employs approximately 17,000 people worldwide in over 35 countries, Mr. Kearney brings valuable mergers and acquisitions experience as well as corporate legal experience to Nucor’s Board.

Term to Expire in 2012

CLAYTON C. DALEY, JR.	Director Since: 2001 Age: 58

Mr. Daley has been a senior advisor to the TPG Capital group, a global private investment firm, since February 2010. Prior to that, Mr. Daley served as Vice Chairman of The Procter & Gamble Company, a consumer products company, from January 2009 until his retirement in September 2009. Previously, Mr. Daley was the Vice Chairman and Chief Financial Officer of The Procter & Gamble Company from July 2007 to January 2009 and its Chief Financial Officer from October 1998 until July 2007. He currently serves on the boards of directors of Starwood Hotels & Resorts Worldwide, Inc. and Foster Wheeler AG. Mr. Daley brings to Nucor’s Board significant experience in a number of critical areas, including accounting and related financial management, mergers and acquisitions, corporate finance and marketing.

HARVEY B. GANTT	Director Since: 1999 Age: 67

Mr. Gantt has been the principal partner of Gantt Huberman Architects, PLLC, an architectural, planning and interior design firm, since 1971. Mr. Gantt also has extensive experience in construction, both non-residential and residential, and broad knowledge of developing trends in selection and use of construction materials by owners and architects on major projects. He served as the Mayor of the City of Charlotte, North Carolina, from 1983 to 1987, gaining valuable experience in land use regulation, government relations, public policy development and consensus-building. In recognition of his experience in urban planning and design, the President of the United States appointed him to serve as a chair from 1994 to 1999 of the National Capital Planning Commission, a United States government agency that provides planning guidance for the District of Columbia and the region surrounding the nation’s capital. He brings more than 35 years of managerial and leadership experience to Nucor’s Board.

BERNARD L. KASRIEL	Director Since: 2007 Age: 63

Mr. Kasriel has been a partner of LBO France, a private equity fund, since September 2006. In 2006, before joining LBO France, Mr. Kasriel served as Vice Chairman of Lafarge S.A., a leading global building materials provider of cement, concrete, roofing and gypsum products based in Paris, France. Prior to that, Mr. Kasriel held various other executive positions at Lafarge, including Chief Executive Officer from 2003 to 2006, Vice Chairman and Chief Operating Officer from 1995 to 2003, and Managing Director from 1989 to 1995. He currently serves on the boards of directors of Lafarge S.A., L’Oréal and Arkema S.A., and was a director of Sonoco Products Company until 2007. Mr. Kasriel brings more than 35 years of industry experience, including an in-depth knowledge of international manufacturing and cross-border joint ventures, to Nucor’s Board.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following tables give information concerning the beneficial ownership of Nucor’s common stock by all directors, each executive officer listed in the Summary Compensation Table, all directors and executive officers as a group, and the persons who are known to Nucor to be the owners of more than five percent of the outstanding common stock of Nucor. “Beneficial ownership” is determined in accordance with the rules of the SEC.

Executive Officers and Directors

Name	Shares Owned as of February 28, 2010			Shares Subject to Options	Shares Underlying Restricted Stock Units (1)	Total Beneficial Ownership	Percent of Class
	Sole Voting and Investment Power		Shared Voting and Investment Power
Peter C. Browning	11,674		—	10,678	8,840	31,192	*
Clayton C. Daley, Jr.	8,277		—	10,882	3,955	23,114	*
Daniel R. DiMicco	378,978	(2)	—	40,314	84,593	503,885	*
John J. Ferriola	145,790		—	64,424	29,302	239,516	*
Harvey B. Gantt	13,368		—	—	6,232	19,600	*
Victoria F. Haynes	9,174		—	1,948	6,232	17,354	*
James D. Hlavacek	4,400		800	10,882	6,232	22,314	*
Bernard L. Kasriel	—		—	—	5,093	5,093	*
Christopher J. Kearney	1,000		—	—	2,277	3,277	*
Terry S. Lisenby	133,464		—	—	—	133,464	*
Hamilton Lott, Jr.	129,460		—	20,952	26,365	176,777	*
D. Michael Parrish	90,262		—	—	26,365	116,627	*
John H. Walker	3,600		—	—	3,613	7,213	*
All 18 directors and executive officers as a group	1,299,224		126,743	167,700	316,719	1,910,386	*
*	Represents holdings of less than 1%.

(1)	Restricted stock units have no voting power.

(2)	Includes 214,950 shares Mr. DiMicco elected to defer under the Long-Term Incentive Plan. The deferred shares have no voting power.

Principal Stockholders

Name and Address	Amount of Beneficial Ownership	Percent of Class
State Farm Mutual Automobile Insurance Company and related entities (1) One State Farm Plaza Bloomington, Illinois 61710	30,153,070	9.58%

BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10022	22,161,368	7.04%

(1)

Based on Schedule 13G/A filed with the SEC on or about February 2, 2010, reporting beneficial ownership as of December 31, 2009. That filing indicates that State Farm Mutual Automobile Insurance Company has sole voting and sole dispositive power as to 21,636,800 of the shares shown and shared voting and shared dispositive power as to 80,238 of the shares shown; State Farm Life Insurance Company has sole voting and sole dispositive power as to 532,400 of the shares shown and shared voting and shared dispositive power as to 17,597 of the shares shown; State Farm Fire and Casualty Company has sole voting and sole dispositive power as to 2,800,000 of the shares shown and shared voting and shared dispositive power as to 10,490 of the shares shown; State Farm Investment Management Corp. has sole voting and sole dispositive power as to 968,000 of the shares shown and shared voting and shared dispositive power as to 18,595 of the shares shown; State Farm Insurance Companies Employee Retirement Trust has sole voting and sole dispositive power as to 1,867,200 of the shares shown and shared voting and shared dispositive power as to 10,050 of the shares shown; State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees has sole voting and sole dispositive power as to 2,176,800 of the shares shown; and State Farm Mutual Fund Trust has shared voting and shared dispositive power as to 34,900 of the shares shown.

(2)	Based on Schedule 13G filed with the SEC on or about January 29, 2010, reporting beneficial ownership as of December 31, 2009. That filing indicates that BlackRock, Inc. has sole voting and sole dispositive power of the shares shown.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires that our executive officers and directors file reports of their ownership and changes in ownership of Nucor common stock on Forms 3, 4 and 5 with the SEC and NYSE. The Company has reviewed all reports filed by its executive officers and directors and written representations made by its executive officers and directors with respect to the completeness and timeliness of their filings. Based solely on such review, all filings were timely made in 2009.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Corporate Governance Principles.    The Board has adopted Corporate Governance Principles setting forth a framework for our corporate governance with respect to the role and composition of the Board and Nucor’s management, responsibilities of directors, director qualification standards, the functioning of the Board and its Committees, the compensation of directors, and annual performance evaluations of the Board and our Chief Executive Officer. These Corporate Governance Principles are posted on our website at www.nucor.com/governance. The information on our website is not a part of this proxy statement.

Codes of Ethics.    Nucor’s Standards of Business Conduct and Ethics applies to all employees and directors of the Company. Nucor has also adopted a Code of Ethics for Senior Financial Professionals that applies to the Company’s Chief Executive Officer, Chief Financial Officer, Corporate Controller and other senior financial professionals. Both of these documents are available on our website at www.nucor.com/governance. The information on our website is not a part of this proxy statement.

Director Independence.    The Corporate Governance Principles provide that a majority of the members of Nucor’s Board of Directors must be “independent” under the listing standards of the NYSE. For a director to be considered independent, he or she cannot have any of the disqualifying relationships enumerated by the corporate governance rules of the NYSE. In addition, the Board of Directors must determine whether the director does not otherwise have any direct or indirect material relationship with the Company. The Board of Directors has adopted categorical standards to assist its members in determining whether a particular relationship a director has with the Company is a material relationship that would impair the director’s independence. These categorical standards, which are set forth below, establish thresholds at which directors’ relationships with the Company are deemed to be not material and, therefore, shall not disqualify any director or nominee from being considered “independent.”

•

Relationships involving (1) the purchase or sale of products or services, (2) the purchase, sale or leasing of real property or (3) lending, deposit, banking or other financial service relationships, either by or to the Company or its subsidiaries and involving a director, his or her immediate family members, or an organization of which the director or an immediate family member is a partner, shareholder, officer, employee or director if the following conditions are satisfied:

•

any payments made to, or payments received from, the Company or its subsidiaries in any single fiscal year within the last three years do not exceed the greater of (i) $1,000,000 or (ii) 2% of such other organization’s consolidated gross revenues;

•	the products and services are provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available to similarly situated customers;

•	the relationship does not involve consulting, legal or accounting services provided to the Company or its subsidiaries; and

•

any extension of credit was in the ordinary course of business and was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other similarly situated borrowers.

•

Any other relationship between the Company or one of its subsidiaries and a company (including a limited liability company) or partnership to which a director is connected solely as a shareholder, member or partner as long as the director is not a principal shareholder or partner of the organization. For purposes of this categorical standard, a person is a principal shareholder of a company if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls or has the power to vote more than 10% of any class of voting securities of the company. A person is a principal partner of a partnership if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls or has the power to vote a 25% or more general partnership interest, or more than a 10% overall partnership interest. Shares or partnership interests owned or controlled by a director’s immediate family member who shares the director’s home are considered to be held by the director.

•

Contributions made or pledged by the Company, its subsidiaries or by any foundation sponsored by or associated with the Company or its subsidiaries to a charitable organization of which a director or an immediate family member is an executive officer, director or trustee if the following conditions are satisfied:

•

within the preceding three years, the aggregate amount of such contributions during any single fiscal year of the charitable organization did not exceed the greater of (i) $1,000,000 or (ii) 2% of the charitable organization’s consolidated gross revenues for that fiscal year; and

•	the charitable organization is not a family foundation created by the director or an immediate family member.

For purposes of this categorical standard, contributions made to any charitable organization pursuant to a matching gift program maintained by the Company or by its subsidiaries or by any foundation sponsored by or associated with the Company or its subsidiaries shall not be included in calculating the materiality threshold set forth above.

•

If the director, or an immediate family member, is an executive officer of another organization in which the Company owns an equity interest and if the amount of the Company’s interest is less than 10% of the total voting interest in the other organization.

•	A relationship involving a director’s relative who is not an immediate family member of the director.

•

In the last five years, the director has not been an executive officer, founder or principal owner of a business organization acquired by the Company, or of a firm or entity that was part of a joint venture or partnership including the Company.

In February 2010, the Board of Directors reviewed the status of each director, applying the independence standards of the corporate governance rules of the NYSE and those set forth in Nucor’s Corporate Governance Principles. In its review, the Board considered all relationships and transactions between each director (and his or her immediate family and affiliates) and each of the Company and its management and the Company’s independent registered public accounting firm. The relationships that the Board of Directors reviewed and considered included the following. Peter C. Browning was until December 2008 a director of Wachovia Corporation, a bank holding company whose principal bank subsidiary, Wachovia Bank, N.A., is one of the participating banks in the Company’s unsecured revolving credit facility and provides other commercial banking services to the Company. The Board of Directors has determined that those relationships that do exist or did exist within the last three years (except for Mr. DiMicco’s) all fall below the thresholds in the categorical standards adopted by the Board of Directors to assist it in making determinations of independence.

Based on this review, the Board of Directors affirmatively determined that all of the nominees and directors continuing in office, with the exception of Daniel R. DiMicco, the Company’s Chairman, President and Chief Executive Officer, are independent as defined in Nucor’s Corporate Governance Principles and the corporate governance rules of the NYSE.

Attendance at the Board of Directors and Committee Meetings.    The Board of Directors of Nucor held five meetings during 2009. Each of the directors attended 100% of the aggregate number of meetings of the Board and committees of the Board on which the director served.

Board Leadership Structure.    Daniel R. DiMicco currently holds the positions of Chairman of the Board, President and Chief Executive Officer of the Company. The Corporate Governance Principles of the Company provide that whenever the Chairman of the Board is a member of management, there shall be a Lead Director. The Lead Director is an independent director appointed annually by the Board after the annual meeting of stockholders, and he or she serves at the pleasure of the Board. In May 2009, the Board reappointed Peter C. Browning to serve as Lead Director. The Lead Director’s responsibilities are set forth in the Company’s Corporate Governance Principles and include:

•	Providing leadership to the Board of Directors;

•	Chairing Board meetings in the absence of the Chairman;

•	Organizing, setting the agenda for and leading executive sessions of the independent directors without the attendance of management;

•	Serving as a liaison between the Board and the Chairman;

•	Consulting with the Chairman and the Secretary to set the agenda for Board meetings;

•	Meeting with the Chairman between Board meetings as appropriate to facilitate Board meetings and discussions;

The Board believes that the Company’s current leadership structure with the combined Chairman/CEO leadership role strengthens the Chairman/CEO’s ability to provide insight and direction on important strategic initiatives to both management and the independent directors. The Board also believes that having an independent Lead Director whose responsibilities closely parallel those of an independent Chairman ensures that the appropriate level of independent oversight is applied to all Board decisions.

Board’s Role in Risk Oversight.    The Company’s Audit Committee is specifically charged with the responsibility of meeting periodically with management and outside counsel to discuss the Company’s major financial risk exposures, including but not limited to, legal and environmental claims and liabilities, risk management and other financial exposures, and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

The Company’s Corporate Controller annually conducts a risk assessment and prepares for the Audit Committee’s review a report and a presentation identifying and evaluating the key risks facing the Company, how those risks interrelate, how they affect the Company and how management addresses those risks. After completing a review and analysis of the report and presentation, the Audit Committee meets with management to provide its comments on the report and presentation and to provide guidance on areas that the Audit Committee believes the Controller should consider in identifying and evaluating the risks facing the Company.

In setting compensation, the Compensation and Executive Development Committee considers the risks to Nucor’s stockholders and the achievement of the Company’s goals that may be inherent in the compensation plans. Although a significant portion of our executives’ compensation is performance- based and “at-risk”, we believe our compensation plans are appropriately structured and do not pose a material risk to Nucor.

Executive Sessions of the Non-Management Directors.    The non-management directors, all of whom are independent, meet in executive session prior to or after each quarterly board meeting at regularly scheduled executive sessions and as necessary prior to or after other Board meetings. Mr. Browning, as Lead Director, presides over these executive sessions.

Attendance at Annual Meetings of Nucor’s Stockholders.    In accordance with Nucor’s policy requiring all directors to attend the annual meeting of stockholders, all of Nucor’s directors attended last year’s annual meeting.

Committees of the Board of Directors and their Charters.    The Board of Directors of Nucor has three standing committees: the Audit Committee, the Compensation and Executive Development Committee, and the Governance and Nominating Committee. Each of these committees acts pursuant to a written charter adopted by the Board of Directors. A copy of each charter is available on our website at www.nucor.com/governance. The information on our website is not a part of this proxy statement.

The Audit Committee.    The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the registered public accounting firm engaged to prepare an audit report with respect to the Company’s financial statements and the performance of the Company’s internal audit function. Pursuant to its written charter, the Audit Committee is directly responsible for, among other things, (1) the appointment, compensation and oversight of the independent auditors for the Company, (2) approving in advance all auditing services and permitted non-auditing services to be provided by the Company’s independent auditors, (3) reviewing with the auditors the plan and scope of the audit and audit fees, (4) monitoring the adequacy of the Company’s reporting and internal controls, and (5) meeting periodically with internal auditors, independent auditors and management.

The Audit Committee is composed entirely of independent directors: Mr. Daley (Chairman), Mr. Browning, Mr. Gantt, Dr. Haynes, Dr. Hlavacek, Mr. Kearney and Mr. Walker. All of the members of the Audit Committee are independent as defined in the NYSE listing standards and the applicable SEC regulations for audit committee members. In the opinion of the Board, these directors are free of any relationship with the Company, its management or the independent registered public accounting firm appointed by the Audit Committee that would interfere with their exercise of independent judgment as members of the Audit Committee. All members of the Audit Committee are financially literate as the Board in its business judgment interprets such qualification. The Board has determined that Mr. Daley, the Chairman of the Audit Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations and that he has accounting and related financial management expertise within the meaning of the NYSE listing standards. The Audit Committee held seven meetings during 2009.

The Compensation and Executive Development Committee.    The Compensation and Executive Development Committee is directly responsible to the Board of Directors, and through the Board to Nucor’s stockholders, for developing and administering the compensation program for Nucor’s executive officers.

In making its determinations with respect to executive compensation, the Committee is supported by Donovan E. Marks, Nucor’s Director of Benefits and Compensation, and A. Rae Eagle, Nucor’s General Manager and Corporate Secretary. In addition, the Committee has historically engaged the services of a compensation consultant. In 2009, the Committee retained the services of Pearl Meyer & Partners to assist with its review of the compensation package of the Chief Executive Officer and other executive officers. In addition, Pearl Meyer & Partners was retained to assist the Committee with several special projects, including reviewing and developing the comparator groups, monitoring trends in executive and non-employee director compensation, and assisting in the preparation of the compensation discussion and analysis included in this proxy statement.

The Committee retains Pearl Meyer & Partners directly, although in carrying out assignments Pearl Meyer & Partners also interacts with Company management when necessary and appropriate. Specifically, the Director of Benefits and Compensation and the Corporate Secretary interact with the consultants to provide compensation and performance data for the executive officers and the Company. In addition, Pearl Meyer & Partners may, in its discretion, seek input and feedback from the Chief Executive Officer and Chief Financial Officer regarding its consulting work product prior to presentation to the Committee to confirm its alignment with the Company’s business strategy, determine what additional data may need to be gathered, or identify other issues, if any, prior to presentation to the Committee. Pearl Meyer & Partners does not provide any services to the Company other than its consulting services to the Committee related to executive and director compensation.

The Committee frequently requests the Chairman and Chief Executive Officer to be present at Committee meetings where executive compensation and Company performance are discussed and evaluated. The Chairman and Chief Executive Officer is free to provide insight, suggestions or recommendations regarding executive compensation if present during these meetings or at other times. However, only independent Committee members are allowed to vote on decisions made regarding executive compensation.

The Committee meets with the Chairman and Chief Executive Officer to discuss his own compensation package, but ultimately, decisions regarding his compensation are made by the Committee, meeting in executive session, solely based upon the Committee’s deliberations. Decisions regarding other executive officers are made by the Committee after considering recommendations from the Chairman and Chief Executive Officer.

The Compensation and Executive Development Committee is composed entirely of independent directors: Dr. Haynes (Chairman), Mr. Browning, Mr. Daley, Mr. Gantt, Dr. Hlavacek, Mr. Kasriel, Mr. Kearney and Mr. Walker. All of the members of the Committee meet the independence requirements of the NYSE listing standards for compensation committee members. In the opinion of the Board, these directors are free of any relationship that would interfere with their exercise of independent judgment as members of the Committee. The Committee held four meetings during 2009.

The Governance and Nominating Committee.    The Governance and Nominating Committee is responsible for, among other things, (1) developing and recommending to the Board of Directors specific guidelines and criteria for selecting nominees for election to the Board of Directors, (2) reviewing the qualifications of and making recommendations to the Board regarding nominees for election as a director at each annual meeting of stockholders and the nominees for directors to be elected by the Board of Directors to fill any vacancies or newly created directorships, (3) making recommendations to the Board concerning the size and composition of the Board, the size and composition of each standing committee of the Board and the responsibilities of each standing committee of the Board of Directors, (4) overseeing and arranging the annual process of evaluating the performance of the Board of Directors and the Company’s management and (5) developing and recommending to the Board of Directors a set of corporate governance principles for the Company.

The Governance and Nominating Committee is composed entirely of independent directors: Mr. Browning (Chairman), Mr. Daley, Mr. Gantt, Dr. Haynes, Dr. Hlavacek, Mr. Kasriel, Mr. Kearney and Mr. Walker. All of the members of the Committee meet the independence requirements of the NYSE listing standards for nominating committee members. In the opinion of the Board, these directors are free of any relationship that would interfere with their exercise of independent judgment as members of the Committee. The Committee held five meetings during 2009.

Annual Evaluation of Directors and Committee Members.    Our Board of Directors evaluates the performance of each director standing for reelection, each committee of the Board and the Board of Directors as a whole on an annual basis. In connection with this annual self-evaluation, each director anonymously records his or her views on the performance of each director standing for reelection, each committee and the Board of Directors. The entire Board of Directors reviews these reports and determines what, if any, actions should be taken in the upcoming year to improve its effectiveness and the effectiveness of each director and committee.

Policy on Transactions with Related Persons.    The Company has a written policy and procedures for the review, approval or ratification of any transactions that could potentially be required to be reported under SEC rules for disclosure of transactions with the Company’s directors, business and other organizations with which its directors are affiliated, executive officers, members of their immediate families and other related persons, which is administered by the Audit Committee of the Board of Directors. The policy includes several categories of pre-approved transactions that are based upon exceptions to the SEC’s rules for disclosure of such transactions. For transactions that are not pre-approved, the Audit Committee, in determining whether to approve a transaction with a related person or an organization with which a related person is affiliated, takes into account, among other things, the business reasons for entering into the transaction, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

How to Communicate with the Board of Directors and Non-Management Directors.    Interested persons wishing to communicate with our Board of Directors, or any of our individual directors, may do so by sending a written communication to Peter C. Browning or any other individual director in care of Nucor Corporation, 1915 Rexford Road, Charlotte, North Carolina 28211. Interested persons wishing to communicate with Mr. Browning, as Lead Director, or with the non-management directors as a group may do so by sending a written communication addressed to Mr. Browning at our executive offices. Any communication addressed to Mr. Browning or any individual director that is received at the executive offices of Nucor will be delivered or forwarded to Mr. Browning or the individual director as soon as practicable. Nucor will forward all communications from its stockholders or other interested persons that are addressed simply to the Board of Directors to the chairman of the committee of the Board of Directors whose purpose and function is most closely related to the subject matter of the communication.

Nominating Directors.    Stockholders may recommend a director candidate for consideration by the Governance and Nominating Committee by submitting the candidate’s name in accordance with provisions of Nucor’s bylaws that require advance notice to Nucor and certain other information. In general, under the bylaws, the written notice must be received by Nucor’s Corporate Secretary not less than sixty (60) and not more than ninety (90) days prior to the annual meeting. The notice must contain certain information about the nominee and the stockholder submitting the nomination including, (i) with respect to the nominee, the nominee’s name, age, business and residential address, principal occupation or employment, the number of shares beneficially owned by the nominee and any other information required to be disclosed in solicitations for proxies to elect directors pursuant to the SEC’s rules and regulations and (ii) with respect to the stockholder submitting the nomination, the stockholder’s name and address, as they appear on our books and records and the number of shares beneficially owned by that stockholder. A stockholder who is interested in recommending a director candidate should request a copy of Nucor’s bylaw provisions by writing to Nucor’s Corporate Secretary at Nucor’s executive offices, 1915 Rexford Road, Charlotte, North Carolina 28211.

The Governance and Nominating Committee has a process of identifying and evaluating potential nominees for election as members of the Board. The Committee has a policy that potential nominees shall be evaluated no differently regardless of whether the nominee is recommended by a stockholder, a Board member or Nucor’s management. The Committee considers potential nominees from all these sources, develops information from many sources concerning the potential nominee, evaluates the potential nominee as to the qualifications that the Committee and the Board have established and in light of the current skill, background and experience of the Board’s members and the future, ongoing needs of the Company and makes a decision whether to recommend any potential nominee for consideration for election as a member of the Board. In the past, Nucor has engaged third party search firms to assist the Board of Directors in identifying and evaluating potential nominees for director. Nucor may do so again in the future.

The Committee is committed to having diverse individuals from different backgrounds with varying perspectives, professional experience, education and skills serving as directors. In evaluating potential nominees for election and re-election as members of the Board, the Committee considers persons with a variety of perspectives, professional experience, education and skills that possess the following minimum qualifications. The potential nominee must:

•	be a person of the highest integrity and must be committed to ethical standards of personal and corporate behavior;

•	have significant business experience or other organizational leadership experience that will allow the nominee to contribute significantly to the Company as a member of the Board;

•

if not a member of the Company’s management, not have any relationships, directly or through an immediate family member, with the Company that would make them not able to serve as an independent director within the meaning of any rules and laws applicable to the Company;

•	have a willingness and an ability to make the necessary time commitment to actively participate as a member of the Board; and

•	be able to represent the interests of all of Nucor’s stockholders and not merely those of one stockholder or a special interest group.

The Committee also believes there are certain specific qualities or skills that one or more members of the Board of Directors must possess. These include:

•	the skills and experience necessary to serve as an audit committee financial expert;

•	experience serving as the chief executive officer of, or in another senior management position with, a major manufacturing company;

•	significant and successful merger and acquisition experience; and

•	diversity in terms of race or gender.

DIRECTOR COMPENSATION

In 2007, the Compensation and Executive Development Committee benchmarked director compensation by comparing Nucor’s director compensation to 45 materials and industrial companies of similar size. Based on this data, the Board established the director compensation amounts described below. The Board does not plan on making any further changes to director compensation until 2011 or later.

In 2009, non-employee directors were paid standard directors’ fees of $60,000 annually, in $15,000 quarterly payments. The Lead Director of Nucor was paid an additional $30,000, for a total of $90,000, in $22,500 quarterly payments. The chairmen of the Governance and Nominating Committee and the Compensation and Executive Development Committee received an additional $6,000 each, in $1,500 quarterly payments. The chairman of the Audit Committee received an additional $12,000, in $3,000 quarterly payments.

Directors who are not senior officers of Nucor are granted each June 1 shares of Company stock under the Company’s 2005 Stock Option and Award Plan. Directors may elect to receive their shares in the form of deferred stock units. In 2009, the number of shares of Company stock awarded was equal to $100,000 ($140,000 in the case of the Lead Director) divided by the closing price of a share of Nucor common stock on the last trading day immediately preceding the grant date (rounded down to the next whole unit). All directors, other than Mr. Daley, elected to receive their grant in the form of deferred stock units. The deferred stock units are fully vested on the grant date, but are payable in the form of shares of Nucor common stock only after the termination of the director’s service on the Board of Directors.

The following table summarizes the compensation paid to each non-employee director for his or her Board and committee services during 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Total ($)
(a)	(b)	(c)		(h)
Peter C. Browning	96,000	139,985	(2)	235,985
Clayton C. Daley Jr.	72,000	99,983	(3)	171,983
Harvey B. Gantt	60,000	99,983	(2)	159,983
Victoria F. Haynes	66,000	99,983	(2)	165,983
James D. Hlavacek	60,000	99,983	(2)	159,983
Bernard L. Kasriel	60,000	99,983	(2)	159,983
Christopher J. Kearney	60,000	99,983	(2)	159,983
John H. Walker	60,000	99,983	(2)	159,983

(1)	The amounts shown represent the grant date fair value of the shares awarded. Our policy and assumptions made in the valuation of share-based payments are contained in notes 2 and 17 of Item 15 of our Annual Report on Form 10-K.

(2)	The number of deferred stock units granted and fully vested on June 1, 2009 based on a closing price on May 31, 2009 of $43.91 were as follows: Mr. Browning, 3,188 units; and Messrs. Gantt, Kasriel, Kearney and Walker and Drs. Haynes and Hlavacek, 2,277 units.

(3)	The number of shares granted and fully vested on June 1, 2009 based on a closing price on May 31, 2009 of $43.91 for Mr. Daley was 2,277 shares.

The following table summarizes unexercised stock options granted to non-employee directors prior to 2006 under the Company’s non-employee director stock option plan and the total number of vested deferred stock units granted to them under the Company’s 2005 Stock Option and Award Plan.

Outstanding Equity Awards at Fiscal Year-End

Name	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Vested Stock Units (1)	Market Value of Stock Units ($)(2)
Peter C. Browning	3,112	28.86	8/31/12	8,840	412,386
	2,922	30.73	2/29/12
	4,644	19.68	8/31/11

	10,678

Clayton C. Daley, Jr.	2,074	28.86	8/31/12	3,955	184,501
	1,948	30.73	2/29/12
	3,096	19.68	8/31/11
	3,764	16.20	2/28/11

	10,882

Harvey B. Gantt	—	—	—	6,232	290,723

Victoria F. Haynes	1,948	30.73	2/29/12	6,232	290,723

James D. Hlavacek	2,074	28.86	8/31/12	6,232	290,723
	1,948	30.73	2/29/12
	3,096	19.68	8/31/11
	3,764	16.20	2/28/11

	10,882

Bernard L. Kasriel	—	—	—	5,093	237,588

Christopher J. Kearney	—	—	—	2,277	106,222

John H. Walker	—	—	—	3,613	168,546

(1)	Deferred stock units are granted June 1 each year and are fully vested on the grant date, but are payable in the form of shares of Nucor common stock only after the termination of the director’s service on the Board of Directors. Mr. Daley received his 2009 stock award in the form of 2,277 shares of Company stock. The shares are not an outstanding equity award and are not included in this table.

(2)	Fully vested deferred stock units at December 31, 2009 valued using the closing stock price of $46.65.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s report with respect to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2009 is as follows:

1.	The Audit Committee has reviewed and discussed the audited consolidated financial statements with Nucor’s management.

2.	The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61 (Communications with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200 T.

3.	The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC that firm’s independence.

4.	The Audit Committee has reviewed and discussed with management and PwC management’s report on Nucor’s internal control over financial reporting and PwC’s attestation report on the effectiveness of Nucor’s internal control over financial reporting.

5.	Based on the reviews and the discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.

THE AUDIT COMMITTEE

Clayton C. Daley, Jr., Chairman

Peter C. Browning

Harvey B. Gantt

Victoria F. Haynes

James D. Hlavacek

Christopher J. Kearney

John H. Walker

Fees Paid to Independent Registered Public Accounting Firm

For the fiscal years ended December 31, 2008 and 2009 fees billed for services provided by PwC were as follows:

	2008	2009
Audit Fees (1)	$2,948,462	$2,756,098
Audit-Related Fees (2)	16,258	18,875
Tax Fees (3)	—	2,317
All Other Fees (4)	2,569	2,498

(1)	Audit fees consist of fees for professional services rendered in connection with the audit of Nucor’s consolidated annual financial statements, for the review of interim consolidated financial statements in Forms 10-Q and for services normally provided in connection with statutory and regulatory filings or engagements. Audit fees also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting.

(2)	Audit-related fees consist of fees billed for the audits of certain employee benefit plans.

(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

(4)	All other fees consist of fees billed for financial reporting literature and training.

In 2008 and 2009, all audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee is responsible for the pre-approval of all auditing services and permitted non-audit services performed for Nucor by PwC. The Audit Committee has delegated its authority to approve in advance all permitted non-audit services to be provided by PwC to the Chairman of the Audit Committee; provided, however, any such services approved by its Chairman shall be presented to the full Audit Committee at its next regularly scheduled meeting.

EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion & Analysis (“CD&A”) outlines Nucor’s executive compensation philosophy, objectives and processes. It explains how the Compensation and Executive Development Committee (the “Committee”) makes executive compensation decisions, the data used in its deliberations and the reasoning behind the decisions that are made.

Following this CD&A are tables detailing the compensation of our Named Executive Officers (“NEOs” or “Executive Officers”) along with descriptions and other narrative explaining the information in the tables. Also included is a section that presents the potential compensation Executive Officers would receive if they had been terminated on December 31, 2009.

Executive Summary

Nucor pays Executive Officers for results. The executive compensation plans are designed to pay well when performance is outstanding and provide a below market median level of compensation when performance is below Nucor’s peers.

In 2009, Nucor reported a net loss for the year. The executive compensation plans worked as designed in 2009 as the executives did not receive an annual incentive for 2009 performance. In addition, the long-term incentives, which reward executives for multi-year performance and stock-price appreciation, were significantly impaired by the 2009 loss. Stock ownership requirements and the design of the long-term incentives ensure that the executives are significantly exposed to changes in stock price thereby aligning their interests with stockholders.

Because of the potentially difficult 2010 operating environment, Executive Officer salaries have not been increased for 2010.

Compensation Philosophy

Nucor’s executive compensation philosophy is based on and supports the Company’s overall management philosophy. Our philosophy is to:

1.	Hire and retain highly talented and productive people.

2.	Put them in a simple, streamlined organizational structure that allows them to innovate and make quick decisions that affect results.

3.	Pay them for producing results.

Nucor takes an egalitarian approach to providing benefits to its employees. Executive Officers do not enjoy better benefits than other employees. Certain benefits such as Nucor’s Profit Sharing, Scholarship Program, Employee Stock Purchase Plan, Extraordinary Bonus and Service Awards Program are not available to Nucor’s Executive Officers. Our Executive Officers do not receive supplemental executive perquisites such as company cars, executive dining rooms or personal use of corporate aircraft.

The Company believes that the compensation provided to its Executive Officers should be commensurate and aligned with the performance of the Company and creation of long-term stockholder value. The key principles guiding Executive Officer compensation are to (1) reward Executive Officers for superior performance, (2) provide team-based incentives that reward overall Company performance, and (3) pay guaranteed compensation (meaning those elements of pay, such as base salary and benefits, that are not dependent on performance) that is below the median for similar size industrial and materials companies.

The objectives of our Executive Officer compensation plans are to:

•	Retain the services of our Executive Officers.

•	Motivate our Executive Officers to advance the interests of the Company and build stockholder value.

•	Reward our Executive Officers for their contributions to the success of the Company and to the stockholder value they help create.

•	Measure the success of the Company through Return on Equity (“ROE”), Return on Average Invested Capital (“ROAIC”) and sales growth.

•	Reward Executive Officers as a team based on overall Company performance.

Executive Officer compensation at Nucor is highly leveraged, meaning that a significant portion of an executive’s potential compensation is variable, because the compensation is earned under incentive plans that are based on the performance of the Company and the value delivered to Nucor’s stockholders. The incentive plans are designed to function in a cyclical environment by measuring performance relative to two performance comparator groups: a group of steel industry competitors and a group of capital intensive companies that were chosen at the time they were added to the comparator group for their superior financial performance and are periodically updated. The incentive plans are also designed to pay well when performance is high and not pay any incentive if performance is poor. The Company believes that variable compensation plays an important role in Nucor’s financial performance.

The performance comparator groups are used to benchmark financial performance for incentive plan purposes. They are not used to benchmark compensation.

Base salaries are set below the median of data for similar size industrial and materials companies. Therefore, the Company recognizes the risk that Executive Officers may earn below median levels of compensation when Company performance is below Nucor’s peers; even if an Executive Officer’s individual performance may be superior. This practice has in the past and may in the future result in Executive Officers earning less than their counterparts in other similar size industrial and materials companies.

A portion of the compensation Executive Officers may earn under the incentive plans are stock-based awards that must be held until retirement. The Committee believes the requirement to hold stock-based awards until retirement has been successful in meeting the Company’s objectives of retention and succession planning. All Executive Officers have been with the Company or an acquired company for more than 15 years.

Executive Officers have significant exposure to Nucor’s stock price through direct stock ownership, their target long-term incentive plan awards and the requirement that Executive Officers hold performance-based restricted stock unit awards until retirement. The Committee believes aligning the long-term interests of Executive Officers with the long-term interests of Nucor’s stockholders in a material way promotes superior long-term performance. It also means if Nucor’s stock price declines, the Executive Officers’ Nucor stock and their Long-Term Incentive Plan awards and restricted stock units all decline in value.

Incentive Opportunity Levels and Mix of Components of Compensation. When the current annual and long-term incentive plans were developed and approved by stockholders in 2003 and again in 2008, the Committee established the incentive opportunity levels and mix of compensation components based on a sensitivity analysis which assumed some years of lower performance where no payouts would be earned and some years where maximum payouts would be achieved. This variability was intended to reflect fluctuations in economic activity. The Committee intended that through a multi-year business cycle, total compensation for executive officers would be near the median of similar size industrial and materials companies. The Committee periodically reviews actual performance and compares such performance to the parameters identified when the plans were originally established to ensure actual results over time are appropriate.

The annual and long-term incentive plans are designed to work without significant changes over a long time period. For example, minimum, target and maximum incentive plan payouts as a percentage of salary, including mix of cash or stock, were established and approved by stockholders in 2003 and 2008. Therefore, the Committee makes few changes from year to year. The Committee annually reviews the performance comparator groups to ensure that the comparator companies meet the plans’ requirements and the criteria the Committee has established for inclusion in the comparator group. In addition, the Committee annually considers adjustment to base salaries (which impact incentive plan opportunities) and sets the threshold and the maximum level of performance under the annual incentive plan.

Pursuant to these stockholder-approved plans, the Committee has the right to exercise discretion to reduce an incentive plan payout to ensure that payouts from any incentive plan produce their desired result. The Committee may not exercise discretion to increase a payout. The Committee reviewed the payouts and determined that the incentive plan payouts were appropriate and therefore it did not exercise any discretion in 2009.

At the time the stockholders approved the plans in 2003, the Committee determined that the mix of base salary and annual and long-term incentives and the incentive opportunities at target and maximum were appropriate to accomplish the goal of paying near the median total compensation of survey data for industrial and materials companies of similar size. The Committee periodically reviews nationally recognized compensation survey data to ensure that total compensation remains reasonable. Based on the compensation review, last performed in 2008, the Committee believes total compensation, the mix of compensation components, and the target and maximum incentive opportunities are reasonable and consistent with the Committee’s philosophy.

In 2008, the stockholders approved the annual and long-term Executive Officer incentive compensation plans. These plans are similar to those approved by stockholders in 2003. The plans provide the Committee flexibility in adjusting the range of performance in which an incentive will be paid and the performance measures. For 2009 and 2010, the mix of compensation components, performance measures and levels of incentive opportunity are the same as the past.

Stock Ownership Guidelines. Executive Officers have an opportunity to earn a significant number of Nucor shares. The Committee believes that requiring Executive Officers to hold a significant number of shares aligns their interests with stockholders and has therefore adopted stock ownership guidelines for Nucor’s Executive Officers. The guideline number of shares ranges from 180,000 shares for the Chief Executive Officer to 90,000 shares for Nucor’s executive vice presidents. The Committee has compared these guidelines to those of other industrial and materials companies of similar size and published surveys and found that the Company’s guidelines are much higher than other companies. Under the guidelines, Executive Officers have five years to achieve ownership of the guideline number of shares. The Committee monitors each Executive Officer’s compliance with the ownership guideline or, if applicable, the Executive Officer’s progress in achieving ownership of the guideline number of shares within five years of being elected an officer or being promoted to a more senior officer position requiring a higher level of stock ownership. All Nucor Executive Officers were in compliance with the stock ownership guidelines as of December 31, 2009.

Internal Revenue Code Section 162(m). Internal Revenue Code Section 162(m) limits the amount of compensation paid to certain NEOs that may be deducted by Nucor for federal income tax purposes in any fiscal year to $1,000,000. “Performance-based” compensation that has been approved by Nucor’s stockholders is not subject to the $1,000,000 deduction limit. Nucor’s incentive plans have all been approved by Nucor’s stockholders, and awards under those plans, other than certain time vesting restricted stock units, constitute “performance-based” compensation that is not subject to the Code Section 162(m) deduction limit. The Committee has not adopted a formal policy that all compensation paid to the named executive officers must be deductible.

Compensation Benchmarking

Nucor periodically benchmarks Executive Officer compensation to ensure that the compensation paid to executives is reasonable. Nucor does not set compensation according to benchmark data. Our only formal relationship with benchmark data is to set base salaries below the median.

In 2009, Nucor did not benchmark compensation. Compensation was last benchmarked in 2008, when the Committee reviewed two sources of data: (1) nationally recognized compensation survey information and (2) compensation information from a group of 32 industrial and materials companies. The base salaries and total compensation for each of our Executive Officers was below the median for comparable positions at the 32 companies.

The Committee’s compensation consultant assisted the Committee with choosing the 32 industrial and materials companies. Management provided input during the selection process; however, the final decision of which companies to include was made by the Committee.

The 32 companies are:

3M Company

Air Products and Chemicals, Inc.

Alcoa Inc.

Cummins Inc.

Danaher Corporation

Deere & Company

E.I. du Pont de Nemours and Company

Eaton Corporation

Emerson Electric Co.

Freeport-McMoRan Copper & Gold Inc.

General Dynamics Corporation

Honeywell International Inc.

Huntsman Corporation

Illinois Tool Works Inc.

International Paper Company

ITT Corporation

L-3 Communications

Masco Corporation

Monsanto Company

Northrop Grumman Corporation

Paccar Inc.

Parker-Hannifin Corporation

PPG Industries, Inc.

Praxair, Inc.

Raytheon Company

Rohm and Haas Company

Terex Corporation

Textron Inc.

Tyco International Ltd.

United States Steel Corporation

Waste Management, Inc.

Weyerhaeuser Company

Some of the above 32 companies are included in the performance comparator groups of companies used in the incentive plans (see the discussion on the use of performance comparator groups below). However, the 32 companies were chosen based on size and industry while the companies used in the long-term incentives are all steel companies in the case of the Steel Comparator Group or high performing in the case of the General Industry Comparator Group. The Committee does not benchmark compensation levels and practices against the companies in the Steel Comparator Group because most of them are substantially smaller than Nucor. The Committee does not benchmark compensation to the General Industry Comparator Group because compensation data from these companies may result in above median benchmark data due to their higher than median performance.

Use of Performance Comparator Groups

The Company believes that performance should be measured both in absolute terms (meaning based on achieving or exceeding performance measures established by the Committee) and relative to other companies. Two performance comparator groups are used to measure relative performance, the Steel Comparator Group and the General Industry Comparator Group. The Committee sets the performance comparator group members at the beginning of each performance period. Since some of the performance periods are as long as three years, it is possible that the performance comparator group used for one performance period may differ from the group used in a different performance period.

The performance comparator groups for performance periods that began in 2009 are comprised of the following companies:

Steel Comparator Group	General Industry Comparator Group

AK Steel Holding Corporation	3M Company

Commercial Metals Company	Alcoa Inc.

Gerdau Ameristeel Corporation	Carlisle Companies Incorporated

Steel Dynamics, Inc.	Caterpillar Inc.

United States Steel Corporation	Cummins Inc.

Worthington Industries, Inc.	The Dow Chemical Company

General Dynamics Corporation

Illinois Tool Works Inc.

Ingersoll-Rand Company Limited

Johnson Controls, Inc.

United Technologies Corporation

Vulcan Materials Company

The Committee has used the following criteria for selecting the companies in the performance comparator groups:

1.	The Steel Comparator Group must be a group of not less than five (5) steel industry competitors.

2.	The General Industry Comparator Group must be a group of not less than ten (10) companies in capital intensive industries.

3.	Steel competitors are defined as steel companies with product offerings similar to Nucor’s.

4.	Companies included in the General Industry Comparator Group are well respected capital intensive companies that have performed well over a long time period.

The Committee reviews the performance comparator groups annually. Companies may be added or dropped from the performance comparator groups based on performance or product mix (in the case of the Steel Comparator Group). The Committee maintains a list of potential comparator group companies and reviews the Company’s performance relative to these potential comparator group companies, industry benchmarks and market indexes.

The Committee does not use the performance comparator groups for purposes of benchmarking compensation.

Components of Compensation

The Company provides four compensation components:

•	Base salary

•	Annual incentives

•	Long-term incentives

•	Benefits

As described above, these components provide a balanced mix of guaranteed compensation and variable, at-risk compensation with an emphasis on annual and long-term incentives. By providing this balanced compensation portfolio, we provide Executive Officers a reasonable measure of security regarding the minimum level of compensation they are eligible to receive, while motivating them to focus on the business measures that will produce a high level of performance for the Company.

Decisions with regard to the actual amount or value of compensation granted to each executive are based on actual Company performance. Individual performance is not taken into account. Individuals who do not perform are not employed by Nucor.

Base Salary

The Committee’s goal is to set the base salaries of Nucor’s Executive Officers below the median base salary level for comparable positions at industrial and materials companies. The Committee sets base salaries below the median because of the Committee’s desire to orient the Executive Officers’ total pay significantly towards at-risk incentive compensation. As Nucor has grown and annual salary adjustments have lagged behind that of other companies, base salaries have fallen substantially below the median.

For 2009, consistent with salary decisions for all Nucor employees and reflecting deteriorating economic conditions, salaries for Nucor Executive Officers were not adjusted.

Annual Incentives

The Annual Incentive Plan (“AIP”) provides Executive Officers an opportunity to receive annual cash incentive awards based on the Company’s performance. The incentive opportunity, expressed as a percentage of base salary, is the same for all Executive Officers.

An Executive Officer may earn an incentive award under the AIP for each fiscal year of up to a maximum of 300% of the Executive Officer’s base salary:

•

Seventy-five percent of the maximum incentive award or 225% of base salary (75% of 300% = 225%) is earned based on Nucor’s ROE. For 2009, the Committee set the threshold at 3% ROE and the maximum at 20% ROE. If Nucor achieves the threshold ROE, Executive Officers will earn an incentive award equal to 20% of their base salary. If Nucor’s ROE for the fiscal year is 20% or higher, Executive Officers will earn an incentive award equal to the maximum 225% of their base salary. A prorated incentive award is earned for ROE between 3% and 20%.

•

The remaining 25% of the maximum annual award available under the AIP or up to 75% of the Executive Officer’s base salary (25% of 300% = 75%) is earned based on Nucor’s net sales growth compared to the net sales growth of members of the Steel Industry Comparator Group (identified above) as follows:

Steel Comparator Group Rank (1)	Percentage of Performance Award Opportunity	Performance Award Payment (% of Base Salary)
1	100%	75.00%
2	90%	67.50%
3	75%	56.25%
4	60%	45.00%
5	45%	33.75%
6	25%	18.75%
7	0%	0.00%

(1)	The table represents potential AIP awards for 2009 net sales growth. The comparator group for future years may include more or less comparator companies. The potential awards are adjusted to reflect the number of comparator companies in the group.

Executive Officers may elect to defer up to one-half of their AIP award into Nucor common stock units. The AIP provides an incentive for Executive Officers to defer their AIP awards by providing a grant of additional common stock units equal to 25% of the number of common stock units deferred. An Executive Officer is always vested in the common stock units attributable to the deferred award. The deferral incentive units become vested upon the Executive Officer’s attainment of age 55, death or disability while employed by Nucor. The vested common stock units are distributed to the Executive Officer in the form of Nucor common stock following the Executive Officer’s retirement or other termination of employment. Dividend equivalents are paid on deferred incentive units in cash within 30 days of when stockholders are paid.

2009 Performance

Based on Nucor’s 2009 net loss, no AIP was earned.

Long-Term Incentives

Long-term incentives are used to balance the short-term focus of the AIP by rewarding performance over multi-year periods and growth in long-term stockholder value. Executive Officers receive long-term incentives in the following forms:

•	Cash and restricted stock through a three-year performance based Long-Term Incentive Plan;

•	Restricted Stock Units (“RSUs”) that vest over time; and

•	RSUs that may be granted if certain levels of ROE are achieved.

The Committee believes that half of the three-year Long-Term Incentive Plan awards should be earned relative to performance as compared to the Steel Comparator Group and half earned relative to the General Industry Comparative Group. The Committee believes that this plan design provides an incentive to not just perform better than industry competitors, but also other capital intensive companies. The Committee also believes it is appropriate to provide a level of retention through time vesting RSUs with an opportunity to earn more RSUs based on performance that become vested at retirement.

As discussed above, the level of long-term incentive grants were established in 2003 and reaffirmed in 2008 when the plans were approved by stockholders. The Committee periodically benchmarks total compensation to ensure the grant sizes are still competitive and reasonable.

The Long-Term Incentive Plan

Executive Officers earn incentive compensation under the Long-Term Incentive Plan (“LTIP”) based on Nucor’s performance during the LTIP’s performance periods. The performance periods commence every January 1 and last for three years.

The target award under the LTIP for each performance period is a number of shares of Nucor common stock. The target number of shares is determined by dividing 85% of each Executive Officer’s annual base salary rate as of the beginning of the performance period by the closing price of Nucor common stock on the day immediately preceding the first day of the performance period. The maximum award that an Executive Officer may earn under the LTIP is equal to 200% of the target number of shares. Fifty percent (50%) of the LTIP award is based on Nucor’s ROAIC for the performance period relative to the Steel Comparator Group based on the table below. The remaining 50% of the award is based on Nucor’s ROAIC for the performance period relative to the General Industry Comparator Group based on the table below.

A maximum award of 200% may be earned if the Company achieves a rank of 1 or 2 relative to the Steel Comparator Group (which earns 100% of target) and achieves a rank of 1 or 2 relative to the General Industry Comparator Group (which earns an additional 100% of target).

Steel Comparator Group (1)		General Industry Comparator Group (1)
Rank	Award as a % of Target	Rank	Award as a % of Target
1 or 2	100%	1 or 2	100%
3	75%	3 or 4	75%
4	60%	5 or 6	60%
5	45%	7 or 8	50%
6	25%	9 or 10	40%
7	0%	11	25%
		12 or 13	0%

(1)	These tables represent the potential awards based on the LTIP performance period that began January 1, 2009. The comparator group for other performance periods may include more or less comparator companies. The potential awards are adjusted to reflect the number of comparator companies in the group. In addition, the Company’s ROAIC must be at least equal to the median ROAIC of the companies in the S&P 500 Materials Index.

One-half of each LTIP award is paid in cash and the remainder is paid in restricted stock. Restricted stock vests one-third on each of the first three anniversaries of the award date, or upon the Executive Officer’s attainment of age 55, death or disability while employed by Nucor.

An Executive Officer may defer delivery of the restricted stock portion of an LTIP award until the Executive Officer’s retirement or other termination of employment. Nucor does not provide an incentive for the deferral of LTIP restricted stock awards. Dividend equivalents are paid in cash on deferred restricted stock awards within 30 days of when stockholders are paid.

2009 Performance

Based on Nucor’s ROAIC of 33.95% for the LTIP performance period that began January 1, 2007 and ended December 31, 2009, Executive Officers earned an award of 148.75% of the number of shares in each Executive Officer’s target LTIP award. The Company paid one-half of the LTIP award in cash and the other half in the form of restricted shares of Nucor’s common stock in March 2010. The LTIP worked as intended. Through 2008, the LTIP for the period ended December 31, 2009 was on track to pay at the maximum 200% of the target number of shares. However, the 2009 loss significantly reduced the LTIP Executive Officers earned.

The target LTIP award is denominated in shares of Nucor stock at the beginning of each three-year LTIP performance period to expose executive officers to changes in Nucor’s stock price during the performance period. When Nucor’s stock price appreciates during a performance period, the value of the LTIP award made at the end of the performance period increases. If the stock price declines during a performance period, the value of the LTIP award decreases. The LTIP for the period ended December 31, 2009 was negatively impacted as the stock price was higher at grant than when awarded.

Restricted Stock Units

Beginning in 2006, the Company was required to account for stock options as an expense in its financial statements. The Company considered the financial statement impact of continuing to grant options and decided RSUs provide an appropriate alternative to options. In 2006, the Company stopped making option grants and began granting RSUs. The Committee has continued to evaluate the use of options and may grant options in the future.

The Committee believes that RSUs align Executive Officers with stockholders and provide significant retentive characteristics. Grant levels are based on the historical value of options granted prior to 2006 and periodically reviewed for reasonableness.

Each June 1, a base amount of RSUs is granted to each Executive Officer. One-third of the base amount of RSUs become vested on each of the first three anniversaries of the June 1 award date, or upon the Executive Officer’s retirement (defined below), or death or disability while employed by Nucor.

Additional RSUs (“Performance RSUs”) are granted contingent on the Company’s ROE for the prior fiscal year. Performance RSUs vest upon the Executive Officer’s retirement, or death or disability while employed by Nucor. The threshold ROE required for a grant of Performance RSUs is 5%. The maximum number of Performance RSUs is granted for ROE of 20% or more.

All RSUs are granted each June 1. The total number of RSUs is determined for each Executive Officer position by dividing the dollar amount shown below (prorated for ROE between any of the levels shown below) by the closing price of the Company’s common stock on the last trading day immediately preceding the annual June 1 grant date.

	Base Amount of Restricted Stock Units Granted Market Value	Performance Restricted Stock Unit Market Value (Based on Prior Fiscal Year ROE)
Position		5% ROE	10% ROE	15% ROE	20% ROE
Chief Executive Officer	$400,000	$300,000	$600,000	$800,000	$1,000,000
Chief Financial Officer and COO of Steelmaking Operations	100,000	150,000	200,000	300,000	400,000
Executive Vice President	83,333	125,000	166,667	250,000	333,333

Retirement for purposes of the RSUs is defined as Committee-approved retirement upon termination of employment and completion of the following age and service requirements:

Age	65	64	63	62	61	60	59	58	57	56	55
Years of Service	-0-	2	4	6	8	10	12	14	16	18	20

2009 Performance

On June 1, 2009, Executive Officers received the base amount of RSUs and earned the maximum number of Performance RSUs based on Nucor’s ROE of 28.1% in 2008. Since 2009 resulted in a net loss, ROE is negative; therefore, in June 2010 Executive Officers will only be granted the base amount of RSUs.

Benefits

Executive Officer benefits are limited to benefits provided to all other full-time employees on the same basis and at the same cost as all other full-time employees. Nucor does not provide any tax gross ups.

Post Termination Compensation

The Committee believes that Executive Officers should be provided a reasonable severance benefit in the event an executive is terminated. Severance benefits for Executive Officers reflect the fact that it may be difficult to find comparable employment within a reasonable period of time. The Committee periodically reviews total compensation, including these post termination compensation benefits to ensure that such amounts remain reasonable.

Non-Compete and Non-Solicitation Agreements

Executive Officers have agreed not to compete with Nucor during the 24-month period following their termination of employment with Nucor for any reason in exchange for monthly cash payments from the Company during the non-competition period. The agreements with the Executive Officers also restrict the disclosure of confidential information and prohibit the Executive Officers from encouraging Nucor customers to purchase steel or steel products from any Nucor competitor or encouraging any Nucor employee to terminate his or her employment with Nucor. Each agreement further provides that any inventions, designs or other ideas conceived by the Executive Officers during their employment with Nucor will be assigned to Nucor.

The amount of each monthly cash payment during the 24-month non-competition period will be equal to the product of 3.36 times the Executive Officer’s highest annual base salary during the twelve months immediately preceding the termination of his employment, divided by twelve. If an Executive Officer who is receiving monthly installment payments dies within twelve months of his date of termination of employment, Nucor will continue to pay his estate the monthly payments only through the end of the first twelve months following termination of his employment. Nucor’s obligation to make the monthly installment payments to an Executive Officer terminates if the Executive Officer dies twelve or more months following termination of his employment.

The non-compete and non-solicitation agreements were first implemented in 1999 to protect Nucor from Executive Officers who left our employment to compete with Nucor and/or recruit Nucor employees. A number of senior employees had left to compete with Nucor. Since these agreements have been implemented, no Executive Officer has left Nucor other than to retire. The amount of the noncompetition benefit was increased when revised agreements were implemented in 2001 to an amount deemed by the Committee to discourage employees from leaving.

Mr. Lisenby retired on December 31, 2009. Pursuant to this Non-compete and Non-solicitation Agreement, Mr. Lisenby will be paid 24 monthly installments of approximately $121,772 beginning the seventh month following termination. The first seven months will be paid in one installment on that date, then equal installments the remaining 17 months. The total to be paid pursuant to this agreement is $2,922,528.

Severance Benefits

The Executive Officers are entitled to receive severance payments following termination of employment or their resignation, death or retirement under the Nucor Corporation Severance Plan for Senior Officers and General Managers. The amount of severance payments to be received by a particular Executive Officer or, in the case of his death while employed by Nucor, his estate, will depend upon his age at the time of his termination, resignation, retirement or death and his length of service with Nucor. If the Executive Officer is younger than age 55, the Executive Officer, or his estate, will be entitled to receive a severance payment equal to the greater of (A) one month of his base salary for each year of service to Nucor with a minimum severance payment of six months’ base salary or (B) the value of the total number of his unvested shares of Nucor common stock (including deferred shares) granted under the LTIP. If the Executive Officer is age 55 or older, the Executive Officer, or his estate, will be entitled to receive a severance payment equal to one month of base salary for each year of service to Nucor with a minimum severance payment of six months’ base salary.

Mr. Lisenby retired on December 31, 2009. Pursuant to this severance agreement, Mr. Lisenby will be paid in 24 monthly installments of approximately $36,705 beginning the seventh month following termination. The first seven months will be given in one installment on that date, then equal installments the remaining 17 months. The total to be paid pursuant to this agreement is $880,921.

Change in Control Benefits

Prior to February 18, 2009, Nucor did not provide any Executive Officer with change in control benefits other than accelerated vesting of previously granted RSUs. If an Executive Officer was terminated following a change in control, the Executive Officer would receive severance and non-compete payments pursuant to the agreements described above.

On February 18, 2009, the Board of Directors approved a number of changes to the Company’s incentive and severance plans following the Committee’s review of the potential payments employees would receive if terminated in connection with a change in control of the Company.

Nucor’s compensation plans are highly leveraged, meaning that a significant portion of an executive’s potential compensation is variable, and reward participants for performance over one and three year performance periods. The incentive plans generally did not address how a change in control of the Company would affect the performance measures, periods or how a participant would be treated in the event of a termination.

The Board of Directors determined that it is appropriate to provide certainty as to what employees would receive in the event of a change in control and approved the following changes to the Company’s incentive and severance plans. The changes do not result in executives’ receiving severance benefits in excess of three times their annual compensation or provide an excise tax gross up for any payments that would be considered excess parachute payments under Section 280G of the Internal Revenue Code.

•

Severance – If terminated within 24 months of a change in control, executive officers participating in the Company’s severance plan would receive a severance payment equal to a base amount multiplied by 3 in the case of the Chief Executive officer, 2.5 in the case of the Chief Operating Officer of Steelmaking Operations and the Chief Financial Officer, and 2 in the case of any other Executive Vice President. The base amount is the sum of the executive’s base salary plus the greater of target or the three-year average actual award under the AIP, plus the greater of target or the most recent award under the LTIP. The target awards under the AIP and the LTIP are equal to 50% of each plan’s maximum award payout. In addition, the executives participating in the Company’s severance plan would receive 36 months of medical, dental and life insurance continuation.

•

Annual Incentive Plan – For the year in which a change in control occurs, the AIP award will be no less than an award equal to the greater of actual performance through the change in control or target performance, in each case prorated through the date of the executive’s termination of employment.

•

Long-Term Incentive Plan – The LTIP performance periods in progress on the date of the change in control will be terminated and awards will be paid based on a prorated basis through the date of the change in control in an amount equal to the greater of actual or target performance.

•	Acceleration of Unvested Equity – All unvested equity awards under the AIP and the LTIP, including deferred shares, will vest upon a change in control.

•

Restricted Stock Units – If terminated within 24 months of a change in control, executive officers would receive a payment equal to the sum of the value of the RSUs that would have been granted in the year of termination based on the prior year’s performance (if not granted prior to the date of termination) and the value of the RSUs that would normally be granted the following year for performance during the year of the Executive Officer’s termination.

•

Excess Parachute Payments – If any payments or benefits would be considered excess parachute payments under Section 280G of the Internal Revenue Code, the payments or benefits would be reduced to the Section 280G safe harbor amount if the reduction results in a larger net benefit to the Executive Officer. Executive Officers are responsible for taxes on all payments; no gross ups are provided.

Post Termination Payments Summary

The following is a summary of the severance and non-compete payments that would have been payable to the Executive Officers (other than Mr. Lisenby who retired on December 31, 2009) if their employment had terminated on December 31, 2009.

Name of Executive Officer	Executive Benefits and Payments Upon Termination	Voluntary Termination	Retirement	Involuntary Not for Cause Termination	For Cause Termination	Disability	Death	Change In Control
Daniel R. DiMicco	Non-compete - cash	$5,376,000	$5,376,000	$5,376,000	$5,376,000	$5,376,000	$—	$5,376,000
	Severance - cash	1,808,519	1,808,519	1,808,519	—	1,808,519	1,808,519	9,445,646
	Vesting of restricted stock	—	3,946,263	—	—	3,946,263	3,946,263	3,946,263
	Restricted stock units - cash							400,000
	Benefits and perquisites	—	—	—	—	—	—	31,454

	Total	$7,184,519	$11,130,782	$7,184,519	$5,376,000	$11,130,782	$5,754,782	$19,199,363

John J. Ferriola	Non-compete - cash	$2,922,528	$2,922,528	$2,922,528	$2,922,528	$2,922,528	$—	$2,922,528
	Severance - cash	683,860	683,860	683,860	—	683,860	683,860	4,167,444
	Vesting of restricted stock	—	1,366,938	—	—	1,366,938	1,366,938	1,366,938
	Restricted stock units - cash	—	—	—	—	—	—	100,000
	Benefits and perquisites	—	—	—	—	—	—	31,454

	Total	$3,606,388	$4,973,326	$3,606,388	$2,922,528	$4,973,326	$2,050,798	$8,588,364

Hamilton Lott, Jr.	Non-compete - cash	$2,656,416	$2,656,416	$2,656,416	$2,656,416	$2,656,416	$—	$2,656,416
	Severance - cash	1,122,762	1,122,762	1,122,762	—	1,122,762	1,122,762	3,166,064
	Vesting of restricted stock	—	1,229,927	—	—	1,229,927	1,229,927	1,229,927
	Restricted stock units - cash	—	—	—	—	—	—	83,333
	Benefits and perquisites	—	—	—	—	—	—	31,454

	Total	$3,779,178	$5,009,105	$3,779,178	$2,656,416	$5,009,105	$2,352,689	$7,167,194

D. Michael Parrish	Non-compete - cash	$2,656,416	$2,656,416	$2,656,416	$2,656,416	$2,656,416	$—	$2,656,416
	Severance - cash	1,130,997	1,130,997	1,130,997	—	1,130,997	1,130,997	3,166,064
	Vesting of restricted stock	—	1,229,927	—	—	1,229,927	1,229,927	1,229,927
	Restricted stock units - cash	—	—	—	—	—	—	83,333
	Benefits and perquisites	—	—	—	—	—	—	31,454

	Total	$3,787,413	$5,017,340	$3,787,413	$2,656,416	$5,017,340	$2,360,924	$7,167,194

Summary Compensation Table

The table below describes the total compensation paid to our Executive Officers in 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Daniel R. DiMicco Chairman, President and Chief Executive Officer	2009 2008 2007	800,000 800,000 755,000	— — —	2,079,939 2,079,882 2,041,719	— — —	— 2,160,000 2,010,188	4,125 3,875 2,786	2,884,064 5,043,757 4,809,693

Terry S. Lisenby Chief Financial Officer, Treasurer and Executive Vice President	2009 2008 2007	434,900 434,900 424,200	— — —	869,624 869,553 860,501	— — —	— 1,174,230 1,129,433	885,046 3,875 3,467	2,189,570 2,482,558 2,417,601

John J. Ferriola Chief Operating Officer of Steelmaking Operations	2009 2008 2007	434,900 434,900 395,510	— — —	869,624 869,553 744,432	— — —	— 1,174,230 1,053,044	4,125 3,875 3,875	1,308,649 2,482,558 2,196,861

Hamilton Lott, Jr. Executive Vice President	2009 2008 2007	395,300 395,300 385,700	— — —	752,623 752,641 744,432	— — —	— 1,067,310 1,026,926	4,125 3,875 3,875	1,152,048 2,219,126 2,160,933

D. Michael Parrish Executive Vice President	2009 2008 2007	395,300 395,300 385,700	— — —	752,623 752,641 744,432	— — —	— 1,067,310 1,026,926	4,125 3,875 3,504	1,152,048 2,219,126 2,160,562

(1)	The amounts shown represent the grant date fair value of the shares awarded. Our policy and assumptions made in the valuation of share-based payments are contained in notes 2 and 17 of Item 15 of our Annual Report on Form 10-K.

(2)	For Executive Officers other than Mr. Lisenby, the amount shown in the All Other Compensation column represents matching contributions to Nucor’s 401(k) retirement savings plan. For Mr. Lisenby, the amount shown in 2009 also includes severance benefits pursuant to the Company’s severance plan. Mr. Lisenby retired from the Company on December 31, 2009.

Alternative Summary Compensation Table (based on what was earned each year)

The following table presents compensation earned by our CEO during 2009 as well as years 2006 through 2008. This table is not intended to replace the Summary Compensation Table above; however, the required format includes compensation that may possibly be earned but is not guaranteed. Executive Officer compensation at Nucor is highly leveraged, meaning that a significant portion of an executive’s potential compensation is variable because the compensation is earned under incentive plans that are based on the performance of the Company and the value delivered to Nucor’s stockholders. The incentive plans are also designed to pay well when performance is high and not pay any incentive if performance is poor. In 2009, our executives earned their base salary, the base amount of their RSUs, a portion of their LTIP based on prior year performance and the Company’s matching contribution to their 401(k) plan accounts. As expected, based on our 2009 performance, total compensation for our CEO dropped significantly. Other Executive Officers experienced similar reductions in compensation.

	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total ($)	Change from Prior year	Change from 2006 Peak
Daniel R. DiMicco Chairman, President and Chief Executive Officer	2009 2008 2007 2006	800,000 800,000 755,000 725,000	— — — —	905,611 2,173,185 3,904,910 5,743,558	— — — —	— 2,160,000 2,010,188 2,011,875	4,125 3,875 2,786 2,704	1,709,736 5,137,060 6,672,884 8,483,137	-67% -23% -21%	-80% -39%

Reconciliation of Stock Awards Column

	2006	2007	2008	2009
RSUs(1)	1,400,000	1,400,000	1,400,000	400,000
LTIPs:(2)
LTIP 2004 – 2006	2,716,342
LTIP 2005 – 2007	954,078	1,255,925
LTIP 2006 – 2008	673,138	785,450	248,224
LTIP 2007 – 2009(3)		463,535	259,711	235,225
LTIP 2008 – 2010(4)			265,250	270,386
LTIP 2009 – 2011(5)

	5,743,558	3,904,910	2,173,185	905,611

(1)	RSUs are granted each June 1 based on prior year ROE. Since ROE for 2009 was negative, only the base RSUs will be granted in 2010. None of the performance based RSUs will be granted in June of 2010 based on 2009 performance.

(2)	Each LTIP is based on performance for the three-year period. If earnings for the three-year performance period is negative, no amount is earned.

(3)	Amounts were earned and paid in March of 2010 for the 2007 – 2009 LTIP due to 2007 and 2008 earnings.

(4)	The 2008 – 2010 LTIP is currently on track to pay out based on record 2008 earnings. However, if 2010 earnings are poor, this LTIP may not pay out and the amounts represented above may be reduced to zero.

(5)	There were no earnings through December 2009 for the 2009 – 2011 performance period; therefore, no shares have been earned. If performance in 2010 and 2011 is strong, the 2009 – 2011 LTIP may pay out, but not due to 2009 performance.

Grants of Plan Based Awards Table

The table below presents the RSUs awarded June 1, 2009, the possible payouts under Nucor’s AIP for 2009 and LTIP for the performance periods beginning in 2009, and the actual award earned under the LTIP for the performance periods ending in 2009 for each Executive Officer.

Name	Grant Date	Committee Approval Date	Plan	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)			(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Daniel R. DiMicco	6/1/09	5/14/09	RSP(1)							31,882	1,399,939	(5)
			AIP(2)	150,000	2,160,000	2,400,000
	1/1/09	12/3/08	LTIP(3)				3,680	14,719	29,438		680,018	(6)
	1/1/07	12/6/06	LTIP(4)							20,546	958,471	(7)

Terry S. Lisenby	6/1/09	5/14/09	RSP(1)							11,386	499,959	(5)
			AIP(2)	81,544	1,174,230	1,304,700
	1/1/09	12/3/08	LTIP(3)				2,000	8,001	16,002		369,646	(6)
	1/1/07	12/6/06	LTIP(4)							11,544	538,528	(7)

John J. Ferriola	6/1/09	5/14/09	RSP(1)							11,386	499,959	(5)
			AIP(2)	81,544	1,174,230	1,304,700
	1/1/09	12/3/08	LTIP(3)				2,000	8,001	16,002		369,646	(6)
	1/1/07	12/6/06	LTIP(4)							10,496	489,638	(7)

Hamilton Lott, Jr.	6/1/09	5/14/09	RSP(1)							9,488	416,618	(5)
			AIP(2)	74,119	1,067,310	1,185,900
	1/1/09	12/3/08	LTIP(3)				1,818	7,273	14,546		336,013	(6)
	1/1/07	12/6/06	LTIP(4)							10,496	489,638	(7)

D. Michael Parrish	6/1/09	5/14/09	RSP(1)							9,488	416,618	(5)
`			AIP(2)	74,119	1,067,310	1,185,900
	1/1/09	12/3/08	LTIP(3)				1,818	7,273	14,546		336,013	(6)
	1/1/07	12/6/06	LTIP(4)							10,496	489,638	(7)

(1)	Represents restricted stock units awarded June 1, 2009 under the 2005 Stock Option and Award Plan (“RSP”).

(2)	The Executive Officers were eligible to earn a range of performance-based payments under the AIP for the Company’s performance during 2009. The threshold and maximum amounts shown are equal to 18.75% and 300%, respectively, of each Executive Officer’s base salary. The AIP does not have a target award. The target amounts shown are equal to the AIP award for 2008 performance of 270% of base salary. For the 2009 performance period, the Executive Officers did not earn an award under the AIP.

(3)	Represents the range of performance-based awards that may be earned under the LTIP for the 2009-2011 performance period. The awards, if any, will be made in March 2012. The grant date fair value is calculated by multiplying the fair market value of Nucor stock on the grant date by the target number of shares.

(4)	Represents the award earned under the LTIP for the 2007-2009 performance period. The awards were paid in March 2010.

(5)	The awards have been valued using the May 29, 2009 closing stock price of $43.91.

(6)	The awards have been valued using the December 31, 2008 closing stock price of $46.20.

(7)	The awards have been valued using the December 31, 2009 closing stock price of $46.65.

Non-Equity Incentive Plan Awards

Under the AIP, a senior officer, including all NEOs, may earn a non-equity incentive award for each fiscal year of up to a total of 300% of the senior officer’s base salary. For a description of the AIP, please refer to “Annual Incentives” section of the CD&A. The AIP has no stated target. If Nucor’s performance had been the same as the prior year (2008), a senior executive would have earned an AIP award of 270% of base salary. When an incentive plan has no stated target performance level, we are required to report as “Target” in column (d) of the table an amount based on the prior year’s performance. Therefore, the amounts listed in column (d) of the table under “Target” reflect an AIP award of 270% of base salary. Actual performance for the period ended December 31, 2009 resulted in no AIP award.

Equity Incentive Plan Awards

Restricted Stock Units (“RSUs”)

Each year, on or about June 1, participants are granted a threshold or base amount of RSUs as long as Nucor’s earnings for the prior fiscal year are positive. An additional amount of restricted stock units may be granted based on Nucor’s ROE for the prior year. The base award vests annually over the three- year period following the date of grant. The ROE-based award vests at retirement. In 2008, Nucor’s ROE exceeded the maximum performance goal and the executive officers received awards for both earnings and ROE performance. The RSUs were granted on June 1, 2009 and are reported in column (i).

Long-Term Incentive Plan (“LTIP”)

The range of potential grants for the performance period January 1, 2009 through December 31, 2011 is reported in columns (f), (g) and (h). The Company pays one-half of the LTIP award in cash and the other half in the form of restricted shares of Nucor’s common stock. The number of shares is determined at the beginning of the performance period. For a description of the LTIP, please refer to “Long-Term Incentives” section of the CD&A.

The LTIP payout for the 2007-2009 performance period are reported in columns (i) and (l). Actual performance for the LTIP performance period ending December 31, 2008 resulted in cash payments and awards of restricted shares on March 10, 2009 as follows:

	Shares Issued (#)	Cash Paid ($)
Daniel R. DiMicco	18,472	853,440
Terry S. Lisenby	10,546	487,226
John J. Ferriola	9,587	442,965
Hamilton Lott, Jr.	9,587	442,965
D. Michael Parrish	9,587	442,965

One-third of the restricted shares issued on March 10, 2009 will become vested upon each of the first three anniversaries of the issuance date, or upon the senior officer’s attainment of age 55, death or disability while employed by Nucor. These shares were granted at the beginning of the performance period, January 1, 2006, and are therefore not reported in the Grants of Plan Based Awards Table.

Outstanding Equity Awards at Fiscal Year-End Table

The table below shows the equity holdings for each Executive Officer on December 31, 2009.

Prior to 2006, stock option awards were granted to all key employees, including Executive Officers, under Nucor’s Incentive Stock Option Plans. All outstanding options under the Incentive Stock Option Plans are currently exercisable and expire seven years after the grant date.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
(a)	(b)	(e)	(f)	(g)		(h)	(i)		(j)
Daniel R. DiMicco	20,790	28.86	8/31/12	84,593	(1)	3,946,263
	19,524	30.73	2/29/12				17,224	(2)	803,500

	40,314

Terry S. Lisenby
							9,363	(2)	436,784
John J. Ferriola	8,662	28.86	8/31/12	29,302	(3)	1,366,938
	8,134	30.73	2/29/12				9,363	(2)	436,784
	12,700	19.68	8/31/11
	15,432	16.20	2/28/11
	19,496	12.82	8/31/10

	64,424

Hamilton Lott, Jr.	5,198	28.86	8/31/12	26,365	(4)	1,229,927
	8,134	30.73	2/29/12				8,511	(2)	397,038
	7,620	19.68	8/31/11

	20,952

D. Michael Parrish				26,365	(5)	1,229,927
							8,511	(2)	397,038

(1)	Represents RSUs vesting as follows: 6,792 units vesting on June 1, 2010; 4,819 units vesting on June 1, 2011; 3,037 units vesting on June 1, 2012; and 69,945 units vesting upon Mr. DiMicco’s retirement as defined in the CD&A with the prior approval of the Compensation and Executive Development Committee.

(2)	Represents the expected number of restricted shares earned under the LTIP for the 2008-2010 performance period valued using the December 31, 2009 closing stock price. The expected number of restricted shares earned has been calculated based on performance through December 31, 2009.

(3)	Represents RSUs vesting as follows: 1,615 units vesting on June 1, 2010; 1,205 units vesting on June 1, 2011; 759 units vesting on June 1, 2012; and 25,723 units vesting upon Mr. Ferriola’s retirement as defined in the CD&A with the prior approval of the Compensation and Executive Development Committee.

(4)	Represents RSUs vesting as follows: 1,414 units vesting on June 1, 2010; 1,004 units vesting on June 1, 2011; 633 units vesting on June 1, 2012; and 23,314 units vesting upon Mr. Lott’s retirement as defined in the CD&A with the prior approval of the Compensation and Executive Development Committee.

(5)	Represents RSUs vesting as follows: 1,414 units vesting on June 1, 2010; 1,004 units vesting on June 1, 2011; 633 units vesting on June 1, 2012; and 23,314 units vesting upon Mr. Parrish’s retirement as defined in the CD&A with the prior approval of the Compensation and Executive Development Committee.

(6)	The awards have been valued using the December 31, 2009 closing price of $46.65.

Options Exercised and Stock Vested Table

The table below presents the stock options exercised by each Executive Officer in 2009. Stock awards vesting in 2009 are comprised of restricted stock granted under the LTIP for the performance period ending December 31, 2008 and restricted stock units issued in 2006, 2007 and 2008. Under the LTIP, awards vest over a three-year period unless the executive is age 55 or older, dies or becomes disabled. In 2009, Messrs. DiMicco, Lisenby, Ferriola, Lott and Parrish were over the age of 55 and became fully vested upon grant in the restricted shares awarded for the three-year performance period ending December 31, 2008.

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Daniel R. DiMicco	9,796	317,807	24,761	870,210
Terry S. Lisenby	—	—	43,756	1,897,073
John J. Ferriola	22,120	706,887	10,971	369,089
Hamilton Lott, Jr.	—	—	10,897	365,840
D. Michael Parrish	—	—	10,897	365,840

REPORT OF THE COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE

The Compensation and Executive Development Committee has reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on that review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

THE COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE

Victoria F. Haynes, Chairman

Peter C. Browning

Clayton C. Daley, Jr.

Harvey B. Gantt

James D. Hlavacek

Bernard L. Kasriel

Christopher J. Kearney

John J. Walker

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding shares of Nucor’s common stock that may be issued under Nucor’s equity compensation plans as of December 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)(3)	Number of securities remaining available for future issuance under equity compensation plans (c)
Equity compensation plans approved by stockholders (1)	3,425,631	(2)	$21.94	17,609,570	(4)
Equity compensation plans not approved by stockholders (5)	27,130		$22.29	—	(6)

	3,452,761		$21.95	17,609,570

(1)	Includes the AIP, the LTIP, the 1997 Key Employees Incentive Stock Option Plan (the “1997 Plan”) and the 2005 Stock Option and Award Plan (the “2005 Plan”). The 2005 Plan was approved by Nucor stockholders at the 2005 annual meeting. The 2005 Plan replaced and superseded the 2003 Key Employees Incentive Stock Option Plan (the “2003 Plan”) and the 2001 Non-Employee Director Equity Plan (the “Non-Employee Director Plan”) provided that any awards made under the 2003 Plan and the Non-Employee Director Equity Plan prior to the 2005 annual meeting remain outstanding in accordance with their terms. The 2003 Plan was approved by Nucor’s stockholders at the 2003 annual meeting.

(2)	Includes 87,064 deferred stock units awarded and outstanding under the AIP; 297,514 deferred stock units awarded and outstanding under the LTIP; 495,288 stock options awarded and outstanding under the 1997 Plan; a total of 537,662 stock options awarded and outstanding under the 2005 Plan and the 2003 Plan; and 2,008,103 restricted stock units awarded and outstanding under the 2005 Plan.

(3)	Weighted average exercise price of awarded and outstanding options; excludes deferred stock units and RSUs.

(4)	Represents 1,731,399 shares available under the AIP and LTIP, no shares available under the 1997 Plan or the 2003 Plan and 15,878,171 shares available under the 2005 Plan.

(5)	Represents outstanding stock options awarded before the 2005 annual meeting under the Non-Employee Director Plan.

(6)	No additional options will be awarded under the Non-Employee Director Plan.

Material Features of Equity Compensation Plan Not Approved by Stockholders

Non-Employee Director Plan.    Prior to 2006, directors who are not employees were granted options semi-annually. The exercise price of the options is equal to the market value of Nucor common stock on the date of grant. The options became exercisable six months after the grant date and expire seven years after the grant date.

No options have been awarded under this Plan since March 2005, and no additional options will be awarded under this Plan.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends a vote FOR the proposal.

The Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm of Nucor for the fiscal year ending December 31, 2010. PricewaterhouseCoopers LLP has acted in such capacity for Nucor since 1989. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Stockholder ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification and will reconsider whether to retain PricewaterhouseCoopers LLP if the stockholders fail to ratify the Audit Committee’s selection. In addition, even if the stockholders ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of Nucor.

Nucor’s Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. Unless otherwise specified, proxies will be voted FOR the proposal.

PROPOSAL 3

APPROVAL OF AMENDMENTS TO NUCOR’S RESTATED CERTIFICATE OF INCORPORATION ELIMINATING THE CLASSIFIED STRUCTURE OF

THE BOARD OF DIRECTORS

The Board of Directors recommends a vote FOR the proposal.

The Board of Directors has adopted, and recommends that Nucor’s stockholders approve, amendments to Article VII. “Directors” of the Company’s Restated Certificate of Incorporation providing:

•	for the phased-in elimination of the classified structure of the Board of Directors; and

•	that once the Board ceases to be classified, directors may be removed only for cause.

A copy of Article VII of the Company’s Restated Certificate of Incorporation as modified by the proposed amendments is attached as Appendix A to this Proxy Statement. An explanation of the proposed amendments is included below.

Background of Proposal

A nonbinding stockholder proposal to declassify the Board of Directors was included in the Company’s 2009 Proxy Statement and received a favorable vote from approximately 66.67% of the votes cast by stockholders on the proposal. The Governance and Nominating Committee of the Company’s Board of Directors, which is composed entirely of independent directors, regularly considers and evaluates a broad range of corporate governance issues affecting the Company, including whether to maintain the Company’s classified Board structure. While the Board believes that the classified Board structure has promoted stability and continuity, encouraged a long-term perspective on the part of directors and reduced the Company’s vulnerability to coercive takeover tactics, it recognizes the growing sentiment of the Company’s stockholders and a number of institutional investor groups that the annual election of directors would enhance Nucor’s corporate governance policies. In light of stockholder sentiment and corporate governance trends, Nucor’s Board of Directors has determined that it is in the best interests of the Company and its stockholders to eliminate the Company’s current classified Board structure and provide for the annual election of all directors. The Board of Directors has also determined that the declassification should be implemented in stages so as not to shorten the terms of incumbent directors and the directors elected at the 2010 Annual Meeting and to ensure a smooth transition.

Nucor’s Current Classified Board Structure

Article VII of the Company’s Restated Certificate of Incorporation currently provides that the Board of Directors be divided into three classes, each class to be as equal in number as possible, with the members of each class serving staggered three-year terms. Consequently, at each Annual Meeting only one class of directors, constituting roughly one-third of the entire Board, is considered by the stockholders for election to a term of three years to succeed those directors whose terms expire at the meeting.

Summary of Proposed Amendments

Declassification of the Board of Directors

If the proposed amendments are approved by stockholders, Article VII of the Restated Certificate of Incorporation would be amended to phase out the Company’s classified Board structure over a three-year period and provide for the annual election of all directors, as follows:

•	Current directors, including the class of directors elected to three-year terms at this year’s Annual Meeting, will continue to serve the remainder of their elected terms;

•	The class of directors with terms expiring at the 2011 Annual Meeting will be elected to two-year terms expiring at the 2013 Annual Meeting; and

•	The class of directors with terms expiring at the 2012 Annual Meeting will be elected to one-year terms expiring at the 2013 Annual Meeting.

Beginning with the 2013 Annual Meeting of Stockholders, and at each Annual Meeting thereafter, all directors will be elected annually.

Removal of Directors For Cause

Under Delaware corporate law, unless otherwise provided in a company’s certificate of incorporation, stockholders may remove directors of a classified board only for cause. The current Article VII of Nucor’s Restated Certificate of Incorporation does not address removal of directors by the stockholders. Accordingly, pursuant to Delaware law, the Company’s stockholders are precluded from removing any director from office without cause at any annual or special meeting of stockholders or by stockholder action by written consent in lieu of a meeting. Under the proposed amendments, Article VII will provide that, after the 2013 Annual Meeting, when the classified Board structure ends, no special meeting of stockholders of the Company may be called by or on behalf of the stockholders for a purpose of removing one or more directors without cause, and stockholders may not act by written consent in lieu of a meeting to remove one or more directors without cause. The effect of this amendment is to ensure the continuation after the elimination of the Company’s classified Board structure of the present limitation on stockholders’ ability to remove a director without cause. If the proposed amendments are approved, stockholders will have the opportunity to change all—rather than roughly one-third—of the Company’s directors at each Annual Meeting beginning with the 2013 Annual Meeting, but, as is presently the case, stockholders will be unable to change the Company’s directors between annual meetings except in the case of removal for cause.

Votes Needed

The affirmative vote of four-fifths of the outstanding shares entitled to vote in the election of directors is required to adopt these amendments. If approved, the amendments to the Company’s Restated Certificate of Incorporation would become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, which Nucor would do promptly after the results of the stockholder vote are certified. To fully effectuate the elimination of the classified Board, the Board of Directors will also amend the Company’s Bylaws to conform to the amended Certificate of Incorporation.

Nucor’s Board of Directors recommends a vote FOR approval of the amendments to the Restated Certificate of Incorporation. Unless otherwise specified, proxies will be voted FOR the amendments.

PROPOSAL 4

APPROVAL OF THE 2010 STOCK OPTION AND AWARD PLAN

The Board of Directors recommends a vote FOR the proposal.

Purpose of 2010 Stock Plan

The Company maintains the Nucor Corporation 2005 Stock Option and Award Plan (the “2005 Stock Plan”), an equity-based incentive compensation plan approved by stockholders at the annual meeting held on May 12, 2005. As of the date of this proxy statement, approximately 15.9 million shares of common stock remain available for future awards under the 2005 Stock Plan.

The 2005 Stock Plan expires on June 30, 2010 and no further awards may be made under the 2005 Stock Plan after that date. Subject to stockholder approval, Nucor’s Board of Directors has adopted and approved the Nucor Corporation 2010 Stock Option and Award Plan (the “2010 Stock Plan”) to replace the expiring 2005 Stock Plan. The terms of the 2010 Stock Plan are nearly identical to the terms of the 2005 Stock Plan.

In the event the 2010 Stock Plan is approved by the stockholders at the 2010 annual meeting, no further awards will be made under the 2005 Stock Plan and 15,500,000 shares of stock will be available for future awards under the 2010 Stock Plan. Therefore, approval of the 2010 Stock Plan will result in a small net decrease in the number of shares available for future equity-based incentive compensation awards. The 2010 Stock Plan will extend the time during which equity-based incentive awards may be made to employees and non-employee directors. A copy of the 2010 Stock Plan is included at the end of this proxy statement as Appendix B.

Administration

The 2010 Stock Plan will be administered by members of the Compensation and Executive Development Committee of the Board of Directors with respect to awards to employees and by the Board of Directors with respect to awards to directors (such committee and the Board is referred to as the “Committee” in this description of the 2010 Stock Plan). The Committee will have the authority to select the persons eligible to receive awards, determine the types of awards and, subject to the limitation on individual awards in the 2010 Stock Plan, the number of shares to be awarded and select the terms and conditions attached to all awards. The 2010 Stock Plan provides that no award may be made to an employee who at the date of the award owns more than 2% of the total combined voting power or value of all classes of Nucor stock or a director who on the date of the award owns more than 1% of the total combined voting power or value of all classes of Nucor stock. The 2010 Stock Plan also provides that the maximum number of shares with respect to which awards may be granted to any employee during a calendar year is 400,000 shares.

Eligible Participants

Any employee of the Company or any subsidiary is eligible to participate in and receive awards under the 2010 Stock Plan if the Committee determines that such employee is a key employee that has contributed, or can be expected to contribute, significantly to the financial success of the Company. A total of 345 key employees currently participate in Nucor’s equity incentive plans. The eight members of the Board of Directors who are not employees of the Company or any subsidiary are also eligible to participate in and receive awards under the 2010 Stock Plan.

Forms of Equity-Based Awards Available Under the 2010 Stock Plan

Stock Options.    The Committee may grant stock options, which entitle the option holder to purchase a specified number of shares of Nucor common stock at an exercise price that is not less than the fair market value of the stock on the date that the option is granted. Options granted may be for a term of not more than ten years, will be exercisable during the optionee’s lifetime only by the optionee, are non-transferable during the life of the optionee, and after the optionee’s death are transferable only by will or the laws of descent and distribution.

Awards of stock options to employees may include incentive stock options, non-qualified stock options or any combination thereof. Only non-qualified stock options may be awarded to directors. Under existing tax laws, a participant who is granted an option will not realize any taxable income when the option is granted and Nucor will not receive a tax deduction. When an incentive stock option is exercised by an employee, no taxable income is recognized by the optionee nor is a tax deduction available to Nucor. When a non-qualified stock option is exercised by an employee or a director, the spread between the exercise price and the fair market value of the acquired shares at the time of exercise is ordinary income to the participant, and Nucor receives a tax deduction for the same amount at the time of exercise.

Stock Appreciation Rights.    The Committee may grant stock appreciation rights (“SARs”), which represent the right to receive an amount equal to the excess of the fair market value of a share of stock on the date of redemption over an amount set by the Committee that is not less than the fair market value of a share of stock on the date of the award. Amounts paid on the exercise of a SAR may be paid in cash, in stock or in any combination thereof; provided that a SAR, including one that entitles the holder to a cash payment on redemption, will have terms that ensure that participants will not incur a tax penalty under Section 409A of the Internal Revenue Code.

Under existing tax laws, a participant will not realize any taxable income when the SAR is granted and Nucor will not receive a tax deduction. When a SAR is exercised, the spread between the price received at exercise and the fair market value of the SAR at the time of exercise is ordinary income to the participant, and Nucor receives a tax deduction for the amount of income recognized by the participant.

Restricted Stock.    The Committee may grant awards of restricted stock which are awards of common stock of the Company subject to such terms, conditions and restrictions as the Committee may provide in the award instruments granting the restricted stock. Conditions attached to the restricted stock may include, but are not limited to, restrictions upon the sale, assignment, transfer or other disposition of the restricted stock and the requirement of forfeitures of the restricted stock upon certain terminations of employment. Restricted stock will vest over a minimum period of three years (or one year in the case of a performance-based award), except in the event of a Participant’s death, disability or retirement or in the event of a change of control of the Company or similar circumstances. Up to 3% of the shares of stock authorized under the Plan may be granted as restricted stock or restricted stock units without minimum vesting. In addition, restricted stock and restricted stock units may be granted to non-employee directors and nominal awards of up to 100 shares of restricted stock may be granted during a calendar year to an employee who is not an officer in recognition of the length of his employment with Nucor, in either case, without minimum vesting. When the period of restriction on restricted stock terminates, the unrestricted shares are delivered to the participant.

A participant who is granted restricted stock generally will realize taxable income on the fair market value of the restricted stock, less any amount paid by the employee, at the time the award is no longer subject to restrictions on transfer or a substantial risk for forfeiture. However, a participant can elect under Internal Revenue Code Section 83(b), within 30 days of receipt of the award, to recognize taxable ordinary income equal to the fair market value of Nucor common stock, less any amount paid by the employee, on the date of the award. Nucor receives a deduction in an amount equal to the ordinary income recognized by the participant in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the participant filed a timely election to accelerate recognition of income under Section 83(b) of the Code).

Restricted Stock Units.    The Committee may grant awards of restricted stock units which units represent the participant’s right to receive shares of Company stock subject to such terms, conditions and restrictions as the Committee may provide in the award instruments granting the restricted stock units. Restricted stock units awarded to employees generally will vest over a minimum period of three years (or one year in the case of a performance-based award), except in the event of a Participant’s death, disability or retirement or in the event of a change of control of the Company or similar circumstances. Up to 3% of the shares of stock authorized under the Plan may be granted as restricted stock or restricted stock units without the minimum three year vesting period. In addition, restricted stock and restricted stock units may be granted to non-employee directors without minimum vesting. The award agreement will specify whether dividend equivalents on the restricted stock units will be paid in cash or deemed reinvested in additional restricted stock units. Common stock is paid to the participant, or the participant’s beneficiary in case of the participant’s death, in exchange for restricted stock units within ninety days following the participant’s separation from service, the expiration of a director’s service, or death; provided that, distribution will not be made to a “key employee” (as defined in Section 409A of the Internal Revenue Code) prior to the date required to comply with such Section.

A participant who is granted restricted stock units will not realize any taxable income when the restricted stock unit is granted and Nucor will not receive a tax deduction at that time. A participant will realize taxable income on the fair market value of unrestricted common shares, less any amount paid by the participant, on the date such shares are transferred to the participant and Nucor will receive a deduction for the same amount.

Performance Shares.    The Committee may grant performance shares, which are units equal to the fair market value of a share of stock, in such amount and subject to such terms as determined by the Committee. The vesting and payment of performance shares are contingent upon the degree of attainment of one or more performance objectives that are met within a specified performance period. The Committee will pay any earned performance shares as soon as practical after they are earned in the form of cash, stock or a combination thereof (as determined by the Committee) having an aggregate fair market value equal to the value of the earned performance shares as of the date they are earned. Any stock used for the payment of earned performance shares may be granted subject to any restrictions deemed appropriate by the Committee.

A participant will not realize any ordinary taxable income upon the grant of a performance share. Upon payment of the performance shares, the participant will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received or the fair market value of any stock received and Nucor will receive a deduction for the same amount.

Noncompetition and Nonsolicitation

The Committee may require that an award held by a participant will be cancelled if the participant competes with the Company, solicits or offers employment to any employee of the Company or solicits or attempts any customer of the Company to alter its business with the Company within a period of up to two years after the participant terminates employment with the Company. The Committee may also require a participant who engages in any such activity to return to the Company the economic value the participant received form the exercise or redemption of an award within the six month period prior to the date the participant engaged in such activity.

Other Information

The Committee has not approved any future grants or awards under the 2010 Stock Plan. However, the Committee intends to make stock awards to employees and non-employee directors under the 2010 Stock Plan consistent with past practice. The closing price of the Common Stock of the Company on the New York Stock Exchange on February 26, 2010 was $41.40.

Termination or Amendment

The board of directors may at any time terminate or amend the 2010 Stock Plan; provided, however, that any amendment that must be approved by the stockholders of the Company in order to comply with applicable law or the listing requirements of the NYSE will not be effective unless and until such approval has been obtained. No awards may be made under the 2010 Stock Plan after June 30, 2020, but all awards made on or prior to that date will continue in effect thereafter subject to their terms and the terms of the 2010 Stock Plan.

Nucor’s Board of Directors recommends a vote FOR approval of the 2010 Stock Plan. Unless otherwise specified, proxies will be voted FOR the 2010 Stock Plan.

PROPOSAL 5

STOCKHOLDER PROPOSAL

We have been notified that the United Brotherhood of Carpenters Pension Fund (the “Union”) intends to present the proposal set forth below for consideration at the Annual Meeting. The address and number of the Company’s shares held by the Union will be promptly provided upon oral or written request made to our Corporate Secretary. We are not responsible for the content of the stockholder proposal, which is printed below exactly as it was submitted.

The Board of Directors recommends a vote AGAINST this stockholder proposal. Unless otherwise specified, proxies will be voted AGAINST the proposal.

Director Election Majority Vote Standard Proposal

Resolved:    That the shareholders of Nucor Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement:    In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Nucor presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, a strong majority of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett-Packard, Morgan Stanley, Wal-Mart, Home Depot, Gannett, Marathon Oil, Safeway, and many Nucor competitors have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. However, the Company has responded only partially to the call for change, simply adopting a post-election director resignation policy that sets procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. The plurality vote standard remains in place.

We believe that a post-election director resignation policy without a majority vote standard in Company bylaws or articles is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the Board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the Board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

Board of Directors’ Statement in Opposition to the Proposal

Nucor’s Board of Directors recommends a vote AGAINST this proposal. The Union presented substantially similar proposals at each of the last four annual meetings of Nucor stockholders. On each occasion Nucor’s stockholders defeated the proposal. We continue to believe that Nucor’s current director election policies are in the best interests of our stockholders and do not need to be changed. In fact, our current director election policies produce a result that is substantially similar to what would be produced under the proposal’s majority vote standard while avoiding the problems associated with adopting a majority vote standard. We ask our stockholders once again to recognize the benefits of Nucor’s current director election policies and to reject this proposal.

Nucor has already implemented policies that address the substance of the Union’s concerns about giving stockholders a meaningful role in the director election process. Nucor’s Corporate Governance Principle increases director accountability and substantially replicates the results that would be achieved by using majority voting but does so without the risks associated with adopting a majority voting standard. Our Governance Principle, which is set forth elsewhere in this proxy statement under the heading “Election of Directors,” provides that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation for consideration by the Governance and Nominating Committee. As the Union acknowledges, our Governance Principle gives the Board of Directors appropriate flexibility to deal with the complex issue of how to respond if a Nucor director in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” such election.

In addition to the instability that would be caused if a “failed” election left one or more seats vacant on the Board of Directors, the majority vote standard suffers from uncertainty resulting from relative inexperience in applying the standard to the election of directors. A Task Force of the American Bar Association Committee on Corporate Law studied the benefits and detriments associated with a majority vote standard for the election of directors, and decided not to recommend a majority voting standard for directors, stating:

“The Committee believes that it is not advisable to alter the existing plurality default rule. Although the Committee is mindful of the criticisms of plurality voting, the Committee is currently persuaded that the potential negative consequences of failed elections, combined with the uncertainty of applying an untested voting standard as the default rule for public corporations, warrants the retention of the plurality voting rule.”

Retaining the plurality vote standard, which is used by numerous public companies in the United States, is also particularly advisable in Nucor’s case because its stockholders, unlike the stockholders of most public companies, have the right to express their preferences by cumulating their votes. Cumulative voting uniquely enhances the voting power of minority stockholders by allowing stockholders to cast all of their available votes in director elections for a single director nominee. The Nucor Governance Principle, unlike the proposal, has the benefit of not interfering with cumulative voting in director elections. While the rules governing director elections are well understood when cumulative voting rights are exercised under a plurality vote standard, cumulative voting under a majority vote standard presents technical and legal issues for which there is no precedent. These difficulties have led the American Bar Association Committee on Corporate Laws and a wide range of commentators to conclude that majority voting should not apply to public companies that allow cumulative voting. While such commentators recommend against the concurrent use of majority voting and cumulative voting, the states of Washington and California actually restrict or prohibit a public company from adopting a majority vote standard if that company also permits cumulative voting. If this majority voting proposal is approved by stockholders, Nucor may need to eliminate the cumulative voting feature. We believe that such a change would be detrimental to the ability of Nucor’s minority stockholders to have their voice heard in director elections.

For the foregoing reasons, your Board recommends a vote AGAINST this proposal

PROPOSAL 6

STOCKHOLDER PROPOSAL

We have been notified that the Green Century Equity Fund and the Benedictine Sisters of Mount St. Scholastica (collectively, the “Proponent”) intend to present the proposal set forth below for consideration at the Annual Meeting. The addresses and number of the Company’s shares held by each Proponent will be promptly provided upon oral or written request made to our Corporate Secretary. We are not responsible for the content of the stockholder proposal, which is printed below exactly as it was submitted.

The Board of Directors recommends a vote AGAINST this stockholder proposal. Unless otherwise specified, proxies will be voted AGAINST the proposal.

Resolved, that the shareholders of Nucor (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Stockholder Supporting Statement

As long-term shareholders of Nucor, we support transparency and accountability in corporate spending on political activities. Theses activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with recent federal ethics legislation. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the company and its shareholders.

Nucor contributed at least $334,000 in corporate funds since the 2002 election cycle. (CQ’s PoliticalMoneyLine:

http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Hewlett-Packard, Aetna and American Electric Power that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Board of Directors’ Statement in Opposition to the Proposal

Nucor’s Board of Directors has carefully considered this proposal and although it supports transparency and accountability in corporate spending on political contributions or expenditures, we believe that adopting the proposal is unnecessary and would not be in the best interests of the Company or its stockholders.

We believe that actively participating in the public policy decision-making process is crucial not only to promoting and protecting the economic future of Nucor and our stockholders and employees but also that of our nation overall. First, our business is subject to extensive regulation at all levels of government. Accordingly, we support legislative and regulatory actions that further Nucor’s long-term business strategies and attempt to protect the Company from unreasonable, unnecessary or overly burdensome legislative or regulatory actions. Second, and most importantly, we view the restoration of America’s manufacturing-driven economy as the only sustainable path to economic recovery from the current economic crisis. For that reason, we are actively promoting government policies that address the multitude of state, national and international issues that are challenging U.S. manufacturing, including trade practices in violation of global trade rules, currency manipulation, and tax and regulatory policies that adversely affect the health and vitality of the nation’s manufacturers.

An important part of participating effectively in the public policy decision-making process is making prudent political contributions and expenditures. Nucor is fully committed to complying with all applicable laws regarding political contributions and expenditures. Direct corporate funding to make political contributions or expenditures, when permitted at all, is subject to extensive governmental regulation and public disclosure requirements. The majority of Nucor’s political contributions and expenditures are not funded by corporate resources, but instead are made by our nonpartisan political action committees (“PACs”), which are funded primarily by voluntary employee contributions. In certain limited circumstances in states where direct corporate political contributions or expenditures are permitted, Nucor may make direct corporate contributions or expenditures.

Nucor’s PACs are subject to comprehensive regulation by both state and federal governments. The federal government prohibits direct corporate contributions to candidates or political committees and requires filing regular reports with the Federal Election Commission (“FEC”), which has detailed disclosure requirements for the political contributions or expenditures by federal PACs. These reports, which are publicly available on the FEC’s website (www.FEC.gov), itemize the Nucor Federal PAC’s receipts and disbursements for federal political contributions and expenditures, including all political contributions over $200 and contributions to the PACs of trade associations and other tax-exempt organizations. Federal law also requires any person, including a corporation, that spends more than $10,000 on electioneering communications within a calendar year to file a disclosure statement with the FEC. That statement must not only identify the person making the expenditure, but also disclose the amount of the expenditure, the candidates and elections to which the communication was directed and the names of the major contributors.

Nucor’s state PACs’ political contributions and expenditures are also subject to the regulatory and public disclosure requirements of state governments. Information regarding contributions and expenditures made by Nucor’s PACs in support of state political activity is also publicly available through the relevant state agencies.

As a result of these public disclosures currently mandated by law, and with which Nucor is in full compliance, we believe that sufficient disclosure exists regarding the Company’s political contributions and expenditures to alleviate the concerns cited by the Proponent in the proposal. Consequently, we believe that the preparation of the reports requested in the proposal would result in an unnecessary and unproductive use of Company resources without conferring a commensurate benefit to our stockholders.

We disagree with the Proponent’s assertion that our political contributions and expenditures, including payments to trade associations and their PACs for political contributions or expenditures, may support policy objectives that are adverse to the long-term interests of, and may pose risks to, the Company and its stockholders. Nucor participates in the public policy decision-making process solely to promote and protect the economic future of Nucor for the benefit of our stockholders, employees and our national security. We also make contributions and maintain memberships in various trade associations and other organizations that we believe share and will further the goals of the Company and benefit its stockholders. Additionally, we have established effective authorization and reporting procedures to ensure that our political contributions and expenditures are made in compliance with all applicable campaign finance laws, and we closely monitor the political activities of the trade associations in which we are a member.

We also believe that the additional disclosure requested by the Proponent could put Nucor at a competitive disadvantage by revealing its long-term business strategies and objectives. Competitors, unions and other parties with interests adverse to Nucor also engage in the political process to further their own business priorities. Therefore, unilaterally imposing more stringent disclosure and reporting requirements on Nucor could benefit those parties to the detriment of Nucor and its stockholders. The Board believes that any disclosure or reporting requirements over and above those currently mandated by law should be applicable to all participants in the political process, and not just to Nucor.

Finally, our stockholders should be aware that Nucor responded to this proposal by offering to publish on its web site the same disclosures about its participation in the political process that other companies have published on their web sites and which were deemed sufficient to address the concerns of other proponents submitting this same proposal. The Proponent was unwilling, however, to accept Nucor’s offer and insisted that their proposal be included in Nucor’s proxy statement.

For the foregoing reasons, your Board recommends a vote AGAINST this proposal.

OTHER MATTERS

Discretionary Voting by Proxy Holders

Nucor’s Board of Directors does not intend to present any matters at the 2010 annual meeting of stockholders other than as set forth above and knows of no other matter to be brought before the meeting. However, if any other matter comes before the meeting, or any adjournment, the matter may be excluded by Nucor as untimely or the persons named in the enclosed proxy may vote such proxy on the matter according to their best judgment.

Stockholder Proposals

Any stockholder proposal intended to be included in Nucor’s proxy statement for its 2011 annual meeting of stockholders must be received by Nucor not later than November 24, 2010. Any stockholder proposal intended to be presented at the 2011 annual meeting of stockholders, but that will not be included in the proxy statement, must be received by Nucor no more than 90 days but at least 60 days before the date of such meeting. The 2011 annual meeting of stockholders is expected to be held on May 12, 2011. Based on the estimated meeting date, any proposals received earlier than February 11, 2011 or later than March 13, 2011 may be excluded from the meeting. Proposals should be addressed to the attention of A. Rae Eagle, Corporate Secretary, at our executive offices, 1915 Rexford Road, Charlotte, North Carolina 28211 or faxed to her attention at (704) 943-7207.

Solicitation and Expenses

Nucor will bear the entire cost of this proxy solicitation, including the preparation, printing and mailing of the proxy statement, the proxy and any additional soliciting materials sent by Nucor to stockholders. Nucor has retained the services of Georgeson Inc. to assist in the solicitation of proxies from the Company’s stockholders. The fees to be paid to Georgeson by the Company for these services are not expected to exceed $10,000, plus reasonable out-of-pocket expenses. Further, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy soliciting materials to such beneficial owners. In addition to solicitations by mail, certain of the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews. Solicitation by officers and employees of Nucor may also be made of some stockholders in person or by mail, telephone or facsimile following the original solicitation.

Delivery of Proxy Statements

As permitted by the Securities and Exchange Act of 1934, as amended, only one copy of the proxy statement and annual report is being delivered to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies of the proxy statement.

The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies and/or requests for multiple copies of the proxy statement and annual report in the future should be directed to Nucor’s Corporate Secretary at our executive offices.

Stockholders residing at the same address and currently receiving multiple copies of the proxy statement and annual report may contact Nucor’s Corporate Secretary at our executive offices to request that only a single copy of the proxy statement and annual report be mailed in the future.

Miscellaneous

The information referred to in this proxy statement under the captions “Report of the Compensation and Executive Development Committee” and “Report of the Audit Committee” (to the extent permitted under the Securities Exchange Act of 1934 (the “1934 Act”)) (i) shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or the liabilities of Section 18 of the 1934 Act, and (ii) notwithstanding anything to the contrary that may be contained in any filing by Nucor under the 1934 Act or the Securities Act of 1933, shall not be deemed to be incorporated by reference in any such filing.

By order of the Board of Directors,

Daniel R. DiMicco

Chairman, President and

Chief Executive Officer

March [            ], 2010

PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD

IN THE ENCLOSED ENVELOPE, OR VOTE VIA THE TELEPHONE OR INTERNET.

A-1

Appendix A

ARTICLE VII OF NUCOR’S RESTATED CERTIFICATE OF INCORPORATION

AS MODIFIED BY PROPOSED AMENDMENTS

ARTICLE VII

DIRECTORS

A. The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

B. At all elections of directors of the corporation at which a stockholder is entitled to vote, each such stockholder shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock, multiplied by the number of directors to be elected, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, as he may see fit.

C. ~~The directors of the corporation shall be divided into three classes, each class to be as equal in number as possible. The first class shall hold office for three years, the second class for two years, and the third class for one year. At each succeeding annual election after such classification, directors shall be elected for a three year term, to succeed the class of directors whose term expires in that year.~~ Until the 2013 annual meeting of stockholders, the directors of the corporation shall continue to be classified and divided into three classes, each class to be as equal in number as possible. Each director who is serving as a director immediately following the 2010 annual meeting of stockholders, or is thereafter elected a director, shall hold office until the expiration of the term for which he or she has previously been elected, and until his or her successor shall be duly elected and qualified, or until death, resignation or removal. At the 2011 annual meeting of stockholders, the successors of the class of directors whose terms expire at that meeting shall be elected for a two-year term expiring at the 2013 annual meeting of stockholders. At the 2012 annual meeting of stockholders, the successors of the class of directors whose terms expire at that meeting shall be elected for a one-year term expiring at the 2013 annual meeting of stockholders. At the 2013 annual meeting of stockholders, and at each annual meeting of stockholders thereafter, all directors shall be elected for terms expiring at the next annual meeting of stockholders.

D. After the 2013 annual meeting of stockholders, subject to the rights of the holders of shares of any series of Preferred Stock, no special meeting of stockholders of the corporation may be called by or on behalf of the stockholders of the corporation for a purpose of voting to remove one or more directors without cause, and stockholders may not act by written consent in lieu of a meeting to remove one or more directors without cause.

Appendix B

NUCOR CORPORATION

2010 STOCK OPTION AND AWARD PLAN

B-i

NUCOR CORPORATION

2010 STOCK OPTION AND AWARD PLAN

ARTICLE I

INTRODUCTION

The Company hereby adopts and establishes the Nucor Corporation 2010 Stock Option and Award Plan to attract and retain Employees and Directors of outstanding competence and to encourage and enable such Employees and Directors to obtain a financial interest in the Company.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

(a)    “Award” means an award made to a Participant pursuant to Article III.

(b)    “Award Agreement” means an agreement described in Article IV between the Company and a Participant setting forth the terms, conditions and limitations applicable to the Award made to the Participant.

(c)    “Beneficiary,” with respect to a Participant, means (i) one or more persons as the Participant may designate as primary or contingent beneficiary in a writing delivered to the Company or the Committee or (ii) if there is no such valid designation in effect at the Participant’s death, the Participant’s estate.

(d)    “Board” means the Board of Directors of the Company.

(e)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute, and applicable regulations.

(f)    “Committee” means (i) with respect to Article VI, Awards to Employees, the administration of such Awards and all other matters related to Awards to Employees, the Compensation and Executive Development Committee of the Board or such other committee or subcommittee as may be designated by the Board and (ii) with respect to Awards to Directors, the administration of such Awards and all other matters related to Awards to Directors, the Board.

(g)    “Common Share” means a share of common stock, par value $0.40, of the Company.

(h)    “Company” means Nucor Corporation, a Delaware corporation.

(i)    “Compete” means to engage in the design, research, development, manufacture, marketing, sale or distribution of products that are the same as, or substantially similar to, products that are being designed, researched, developed, manufactured, marketed, sold or distributed by the Company or a Subsidiary.

(j)    “Director” means a person who is a member of the Board and who is not an Employee.

(k)    “Disability” means “disability” or “disabled” as defined in any long-term disability plan sponsored by the Company or a Subsidiary in which the Participant participates. In the event the Participant does not participate in any long-term disability plan sponsored by the Company or a Subsidiary means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. No Participant shall be considered to have a Disability unless he or she furnishes proof of the existence thereof in such form and manner, and at such times, as the Committee may require.

(l)    “Employee” means any person, including a member of the Board, who is employed by the Company or a Subsidiary.

(m)    “Fair Market Value” of a Common Share means, on any given date, the closing price of such Common Share as reported on the New York Stock Exchange composite tape on such date, or if the Stock was not traded on the New York Stock Exchange on such day, then on the next preceding day that the Stock was traded on such exchange, all as reported by such source as the Committee may select.

(n)    “Participant” means an Employee or Director who is awarded an Award by the Committee.

(o)    “Performance Objective” is defined in Section 4.6.

(p)    “Performance Period” is defined in Section 4.6.

(q)    “Performance Share” means an Award of a unit under Section 4.6 that is valued by reference to the Fair Market Value of a Common Share.

(r)    “Plan” means the Nucor Corporation 2010 Stock Option and Award Plan, as set forth herein and as amended from time to time.

(s)    “Restricted Stock” means an Award of Common Shares under Section 4.3 that has certain restrictions attached to the ownership thereof.

(t)    “Restricted Stock Unit” means an Award of a unit under Section 4.4 that represents the right to receive one Common Share.

(u)    “Restricted Stock Unit Account” means the individual bookkeeping account maintained by the Company in the name of a Participant to record the Participant’s Restricted Stock Units and other amounts awarded to the Participant under Section 4.4.

(v)    “Stock Appreciation Right” means an Award to benefit from appreciation in the Fair Market Value of a Common Share made pursuant to Section 4.5.

(w)    “Stock Option” means a right to purchase a Common Share made pursuant to Section 4.2.

(x)    “Subsidiary” means any corporation (other than the Company), limited liability company, or other business organization in an unbroken chain of entities beginning with the Company in which each of such entities other than the last one in the unbroken chain owns stock, units, or other interests possessing fifty percent (50%) or more of the total combined voting power of all classes of stock, units, or other interests in one of the other entities in that chain.

ARTICLE III

ELIGIBILITY

Awards may be made to any Director or Employee who is designated as a Participant from time to time by the Committee. The Committee shall determine which Employees and Directors shall be Participants, the type of Award to be made to each Participant, and the terms, conditions, and limitations applicable to each Award not inconsistent with the Plan.

ARTICLE IV

AWARDS

Section 4.1.    General. Awards shall include, and be limited to, those described in this Article IV. The Committee may make Awards singly, in tandem, or in combination with other Awards, as the Committee may in its sole discretion determine.

Section 4.2.    Stock Options. A Stock Option is a right to purchase a specified number of Common Shares at a specified exercise price during such time as the Committee shall determine, subject to the following:

(a)    The exercise price per share of any Stock Option shall be no less than the Fair Market Value per Common Share subject to the option on the date such Stock Option is awarded.

(b)    A Stock Option may be exercised for all (and not less than all) of the Stock subject to the Stock Option by giving notice of exercise to the Company or an agent designated by the Company to administer the exercise of Stock Options and complying with such other exercise terms and procedures as the Committee may specify.

(c)    The term of each Stock Option shall not exceed ten (10) years.

(d)    The exercise price of the Stock subject to the Stock Option may be paid, at the discretion of the Committee, by delivery to the Company or its designated agent of an irrevocable written notice of exercise form together with either (i) irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares as to which the Stock Option is to be exercised and to deliver the sale or margin loan proceeds directly to the Company to pay the exercise price, (ii) payment in full of the Stock Option exercise price in cash or cash equivalent acceptable to the Committee, or (iii) a sufficient number of Common Shares (delivered by attestation of ownership or actual delivery of one or more share certificates) to pay the exercise price; provided that, any such payment method will not be permitted to the extent to do so would result in additional accounting expense to the Company.

(e)    Stock Options awarded to an Employee may be incentive stock options intended to qualify for special tax treatment under Section 422 of the Code, non-qualified stock options not intended to so qualify or a combination of incentive and non-qualified stock options.

Section 4.3.    Restricted Stock. Restricted Stock is Stock that is awarded to a Participant subject to such terms, conditions, and restrictions as the Committee deems appropriate, which may include, but are not limited to, restrictions upon the sale, assignment, transfer, or other disposition of the Restricted Stock and requirement of forfeiture of the Restricted Stock upon termination of employment under certain specified conditions. The Committee may provide for the lapse of any such term or condition or waive any such term or condition based on such factors or criteria as the Committee may determine.

Section 4.4.    Restricted Stock Units.

(a)    A Restricted Stock Unit is a unit awarded to a Participant that represents the Participant’s right to receive one Common Share. Each Restricted Stock Unit awarded to a Participant shall be credited to a Restricted Stock Unit Account established and maintained in the name of such Participant on the books and records of the Company. Each Restricted Stock Unit awarded to a Participant under this Plan shall be evidenced by an Award Agreement with the Company which shall contain the terms and conditions applicable to the Restricted Stock Unit.

(b)    Restricted Stock Units awarded to a Participant under the Plan shall become vested in the Participant in accordance with the vesting schedule specified by the Company on the date the Restricted Stock Units are awarded.

(c)    The Award Agreement for the Award of Restricted Stock Units shall specify whether dividend equivalents with respect to the Restricted Stock Units shall be paid in cash to the Participant or deemed reinvested in additional Restricted Stock Units. If the dividend equivalents are payable to a Participant in cash, the Company shall pay to the Participant in cash, less applicable payroll and withholding taxes, within thirty (30) days after the payment date of any cash dividend with respect to the Stock, a dividend equivalent payment equal to the number of Restricted Stock Units awarded to the Participant as of the record date for such dividend multiplied by the per share amount of the dividend. If the dividend equivalents are deemed reinvested in additional Restricted Stock Units, the Company shall credit to the Participant’s Restricted Stock Unit Account, within thirty (30) days after the payment date of any cash dividend with respect to the Stock, that number of additional Restricted Stock Units determined by dividing (i) the product of the total number of Restricted Stock Units credited to the Participant’s Restricted Stock Unit Account as of the record date for such dividend multiplied by the per share amount of the dividend by (ii) the Fair Market Value of a Common Share on such record date. All Restricted Stock Units credited to a Participant’s Restricted Stock Unit Account to record the deemed reinvestment of dividend equivalents in accordance with this Section 4.4(c) shall be fully vested when so credited.

(d)    Unless an earlier payment date is specified in the Award Agreement for the Participant’s Restricted Stock Units, the vested Restricted Stock Units credited to a Participant’s Restricted Stock Unit Account shall be paid to the Participant, or in the event of the Participant’s death, to the Participant’s Beneficiary, no earlier than fifteen (15) days and no later than ninety (90) days after the date the Participant terminates service as a member of the Board or separates from service as an Employee, as applicable; provided, however, in no event will distribution be made to a Participant who is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and the regulations thereunder, prior to the date which is six months after such Participant’s separation from service or, if earlier, such Participant’s death. The form of payment shall be one share of the Company’s common stock for each Restricted Stock Unit credited to the vested portion of the Participant’s Restricted Stock Unit Account and cash for any fractional unit.

If permitted under the terms of the Award Agreement for the Participant’s Restricted Stock Units and in accordance with procedures established by the Committee, but in no event later than thirty (30) days after the date an individual initially becomes a Participant under the Plan, the Participant may elect a single sum payment of the Participant’s Restricted Stock Unit Account or payment in installments over a term certain of either three (3) or five (5) years. Any such election shall apply to a Participant’s entire Restricted Stock Unit Account and shall be irrevocable. In the event a Participant fails to make a valid method of payment election, distribution of the Participant’s Restricted Stock Unit Account shall be made in a single sum payment of shares of Company common stock and cash for any fractional unit credited to the Restricted Stock Unit Account.

Section 4.5.    Stock Appreciation Rights.

(a)    A Stock Appreciation Right is an Award entitling an eligible Participant to receive on the date of redemption an amount equal to the excess of the Fair Market Value of a Common Share on the date of redemption over an amount set by the Committee on the date of the Award that is no less than the Fair Market Value of a Common Share on the date of Award.

(b)    Each eligible Participant receiving a Stock Appreciation Right under the Plan shall enter into an Award Agreement with the Company in a form specified by the Committee agreeing to the terms and conditions of the Stock Appreciation Right and such related matters as the Committee shall, in its sole discretion, determine.

(c)    The Company shall redeem all of the Stock Appreciation Rights in accordance with the terms and conditions set forth in the Award Agreement. The redemption price shall be equal to the amount described in Section 4.5(a). The Company shall pay the amount due upon the redemption of Stock Appreciation Rights in the form of cash, Stock or a combination thereof (as determined by the Committee); provided, however, any Stock Appreciation Right, including one that entitles the holder to a cash payment on redemption, shall have terms that ensure the Participant shall not incur a tax penalty under Section 409A of the Code. Any Stock used for the payment of Stock Appreciation Rights may be delivered to the Participant subject to any restrictions deemed appropriate by the Committee.

Section 4.6.    Performance Shares. Performance Shares may be awarded to a Participant in such amount and upon such terms, and at any time and from time to time, as shall be determined by the Committee. The vesting and payment of Performance Shares shall be contingent upon the degree of attainment of such performance goals (the “Performance Objectives”) over such period (the “Performance Period”) as shall be specified by the Committee at the time the Performance Shares are awarded. The Performance Objectives may be stated with respect to (i) the Company’s pre-tax earnings, (ii) the Company’s pre-tax earnings in relation to non-cash beginning assets (beginning assets less beginning cash and short-term investments), (iii) the achievement by the Company, a Subsidiary or an operating unit of stated objectives with respect to return on equity, earnings per share, total earnings, return on capital or return on assets, (iv) Fair Market Value, (v) revenues, (vi) total stockholder return, (vii) operating earnings or margin, (viii) economic profit or value created, (ix) strategic business criteria consisting of one or more objectives based on meeting specified goals relating to market penetration, geographic business expansion, cost targets, customer or employee satisfaction, human resources management, supervision of litigation or information technology or acquisitions or divestitures of subsidiaries, affiliates or joint ventures, or (x) any combination of the foregoing. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods (e.g., earnings growth), or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The terms and conditions of an Award of Performance Shares shall be evidenced by an appropriate Award Agreement. The value of a Performance Share at any time shall be equal to the Fair Market Value of a Common Share at such time. During the course of a Performance Period, the Committee shall determine the number of Performance Shares as to which the Participant has earned a right to be paid pursuant to the terms of the applicable Award Agreement. The Committee shall pay any earned Performance Shares as soon as practical after they are earned in the form of cash, Stock or a combination thereof (as determined by the Committee) having an aggregate Fair Market Value equal to the value of the earned Performance Shares as of the date they are earned. Any Stock used for the payment of earned Performance Shares may be delivered to the Participant subject to any restrictions deemed appropriate by the Committee.

Section 4.7.    Limitation on Vesting of Certain Awards. Subject to Section 4.8, Restricted Stock and Restricted Stock Units awarded to a Participant who is an Employee will vest over a minimum period of three years except in the event of the Participant’s death, Disability or retirement, or in the event of a change in control of the Company or other similar special circumstances. The foregoing notwithstanding, (i) any Restricted Stock and Restricted Stock Units as to which either the Award or vesting is based on, among other things, the achievement of one or more performance conditions generally will vest over a minimum period of one year except in the event of a Participant’s death, Disability or retirement, or in the event of a change in control of the Company or other similar special circumstances, (ii) a maximum of 100 shares of Restricted Stock may be awarded to an Employee who is not an officer without minimum vesting if such award is based on the length of the Employee’s continuous full-time service with the Company and its Subsidiaries and (iii) up to three percent (3%) of the Common Shares authorized under the Plan may be awarded as Restricted Stock or Restricted Stock Units without any minimum vesting requirements. For purposes of this Section 4.7, (i) a performance period that precedes the grant of an Award shall be treated as part of the vesting period if the Participant has been notified promptly after the commencement of the performance period that he or she has the opportunity to earn the Award based on performance and continued service, and (ii) vesting over a three-year period or one-year period will include periodic vesting over such period if the rate of such vesting is proportional (or less rapid) throughout such period.

Section 4.8.    Restrictive Covenants.

(a)    An Award Agreement may require, as determined by the Committee in its sole discretion, that in the event a Participant, at any time during the Participant’s employment with the Company and for a period of up to two (2) years thereafter, directly or indirectly (whether for compensation or otherwise), alone or as an agent, principal, partner, officer, employee, trustee, director, stockholder or in any other capacity, owns, manages, operates, joins, controls or participates in the ownership, management, operation or control of, or furnishes any capital to, or is connected in any manner with, or provides any services as a consultant for, any business which Competes with the Company or a Subsidiary, the Participant shall (i) immediately forfeit any portion of the Award subject to the Award Agreement that is then outstanding and (ii) return to the Company the economic value of the Award subject to the Award Agreement that was realized or obtained by the Participant since the date that is six (6) months before the date of the Participant’s action as described in this section.

(b)    An Award Agreement may also require, as determined by the Committee in its sole discretion, that for a period of up to two (2) years from the date of termination of employment, in the event the Participant who received the Award subject to the Award Agreement, on his or her own behalf or on behalf of any person, firm or company, directly or indirectly, solicits or offers employment to any person who has been employed by the Company or a Subsidiary at any time during the six (6) months immediately preceding such solicitation or solicits, contacts or attempts to influence any “Customer” or “Prospective Customer” of the Company to alter its business with the Company or to conduct business with another business which Competes with the Company or a Subsidiary, the Participant shall (i) immediately forfeit all of the Award subject to the Award Agreement that is then outstanding and (ii) return to the Company the economic value of the Award subject to the Award Agreement that was realized or obtained by the

Participant since the date that is six (6) months before the date of the Participant’s solicitation under this section. “Customer” means any customer of the Company with whom the Participant or the Participant’s direct reports had significant contact during the six (6) month period preceding the Participant’s termination of employment. “Prospective Customer” means any person or entity targeted by the Company as a potential user of the Company’s products or services, and whom the Participant or the Participant’s direct reports participated in the solicitation of during the six (6) month period preceding the Participant’s termination of employment.

ARTICLE V

AWARD AGREEMENTS

Section 5.1.     General. Each Award under this Plan shall be evidenced by an Award Agreement setting forth the number of Common Shares subject to the Award and such other terms and conditions applicable to the Award as are determined by the Committee.

Section 5.2.    Required Terms. In any event, Award Agreements shall include, at a minimum, explicitly or by reference, the following terms:

(a)    An Award may not be assigned, pledged, or otherwise transferred except by will or by the laws of descent and distribution. During the lifetime of a Participant, an Award (including any Stock Option) may be exercised or surrendered only by such Participant.

(b)    A provision describing the treatment of an Award in the event of the retirement, Disability, death, or other termination of a Participant’s employment as an Employee or service as a Director, including but not limited to terms relating to the vesting, time for exercise or surrender, forfeiture, or cancellation of an Award in such circumstances.

(c)    A provision that a Participant shall have no rights as a stockholder with respect to any Stock subject to an Award until the date the Participant becomes the holder of record of such Stock. Except as provided in Article VIII, no adjustment shall be made for dividends or other rights, unless the Award Agreement specifically requires such adjustment, in which case grants of dividend equivalents or similar rights shall not be considered to be a grant of any other shareholder right.

ARTICLE VI

STOCK SUBJECT TO THE PLAN

Section 6.1.    Aggregate Limitation. Subject to the adjustment provisions of Article VIII hereof, beginning on the Effective Date, there is hereby reserved for issuance under the Plan 15,500,000 Common Shares.

Section 6.2.    Canceled or Forfeited Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting and make adjustments in the aggregate number of shares available under Section 6.1 above or otherwise specified in the Plan or in any Award hereunder if the number of Common Shares actually delivered differs from the number of Common Shares previously counted in connection with an Award. Common Shares subject to an Award that is canceled, expired, forfeited, settled in cash or is otherwise terminated without a delivery of Stock to a Participant will again be available for future Awards. Common Shares withheld in payment of the exercise price or taxes relating to an Award or surrendered in payment of any exercise price or taxes relating to an Award shall constitute Common Shares delivered to a Participant and shall not be available for future Awards under the Plan. This Section 6.2 shall apply to the number of shares reserved and available for incentive stock options only to the extent consistent with applicable Treasury Regulations relating to incentive stock options under Section 422 of the Code.

Section 6.3.    Shares to be Used. The Common Shares which may be issued pursuant to an Award under the Plan may be authorized but unissued Stock, treasury Stock or Stock that may be acquired, subsequently or in anticipation of the transaction, in the open market to satisfy the requirements of the Plan.

Section 6.4.    Limitations on Individual Awards. No Participant who is an Employee may own (directly or indirectly), at the date of an Award under the Plan, more than two percent (2%) of the total combined voting power or value of all classes of stock of the Company or a Subsidiary. No Participant who is a Director may own (directly or indirectly), at the date of an Award under the Plan, more than one percent (1%) of the total combined voting power or value of all classes of stock of the Company or a Subsidiary. The maximum number of Common Shares with respect to which Awards may be awarded to an Employee during a calendar year is 400,000.

ARTICLE VII

ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Committee shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder. The Committee shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Committee may deem expedient or appropriate that are not inconsistent with the intent of the Plan to the fullest extent permitted under Delaware General Corporation Law (“DGCL”) Section 157 and related applicable DGCL Sections. The decision of the Committee or any agent of the Committee upon all matters within the scope of its authority shall be final and conclusive on all persons.

ARTICLE VIII

ADJUSTMENTS UPON CHANGES

IN CAPITALIZATION

In the event of a reorganization, recapitalization, Stock split, Stock dividend, exchange of Stock, combination of Stock, merger, consolidation or any other change in corporate structure of the Company affecting the Stock, or in the event of a sale by the Company of all or a significant part of its assets, or any distribution to its stockholders other than a normal cash dividend, the Committee shall make appropriate adjustment in the number, kind, price and value of shares of Stock authorized by this Plan and any adjustments to outstanding Awards, per person Award limits and performance goals as it determines appropriate so as to prevent dilution or enlargement of rights.

ARTICLE IX

AMENDMENT AND TERMINATION

Section 9.1.    Amendment of Plan. The Board has the right, at any time and from time to time, to amend in whole or in part any of the terms and provisions of the Plan and any or all Award Agreements under the Plan to the extent permitted by law for whatever reason(s) the Company may deem appropriate; provided, however, that any amendment is subject to stockholder approval if the amendment (i) increases the aggregate number of Common Shares that may be issued under the Plan (other than an adjustment pursuant to Article VIII), (ii) materially expands the class of individuals eligible to become Participants, (iii) expands the types of awards available under the Plan, (iv) materially extends the term of the Plan, (v) materially changes the method of determining the exercise price of a Stock Option, or (vi) otherwise is considered a “material revision” pursuant to Section 303A.08 of the Listed Company Manual of the New York Stock Exchange (“NYSE”). No amendment shall, without a Participant’s consent, adversely affect any rights of such Participant under any Award outstanding at the time such amendment is made. Without the approval of the stockholders of the Company, neither the Board nor the Committee will amend or replace previously awarded Stock Options or Stock Appreciation Rights in a transaction that constitutes a “repricing,” as such term is used in Section 303A.08 of the Listed Company Manual of the NYSE. Neither the Board nor the Committee shall have any authority to waive or modify any other terms of an Award after the Award has been awarded to the extent the waived or modified term would be mandatory under the Plan for any Award newly awarded at the date of the waiver or modification. Notwithstanding the preceding, the Board may amend or modify the Plan or any outstanding Award to the extent necessary to cause the Plan or such Award to comply with the requirements of Sections 409A(a)(2), (3) and (4) of the Code (as amended by the American Jobs Creation Act of 2004) and any rules or regulations issued thereunder by the United States Department of the Treasury.

Section 9.2.    Termination of Plan. The Company expressly reserves the right, at any time, to suspend or terminate the Plan and any or all Award Agreements under the Plan to the extent permitted by law for whatever reason(s) the Company may deem appropriate, including, without limitation, suspension or termination as to any Subsidiary, Employee, class of Employees or Director.

Section 9.3.    Procedure for Amendment or Termination. Any amendment to the Plan or termination of the Plan shall be made by the Company by resolution of the Board and shall not require the approval or consent of any Subsidiary, Participant, or Beneficiary in order to be effective to the extent permitted by law. Any amendment to the Plan or termination of the Plan may be retroactive to the extent not prohibited by applicable law.

ARTICLE X

MISCELLANEOUS

Section 10.1.    Rights of Employees and Directors. Status as an eligible Employee or Director shall not be construed as a commitment that any Award will be made under the Plan to such eligible Employee or Director or to eligible Employees or Directors generally. Nothing contained in the Plan (or in any other documents related to this Plan or to any Award) shall confer upon any Employee or Director any right to continue in the employ or service of the Company or any Subsidiary or constitute any contract or limit in any way the right of the Company to change such person’s compensation or other benefits or to terminate the employment or service of such person with or without cause.

Section 10.2.    Compliance with Law. No Stock distributable pursuant to this Plan shall be issued and delivered unless the issuance and delivery complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended from time to time, or any successor statute, the Securities Exchange Act of 1934, as amended from time to time or any successor statute, and the requirements of the market systems or exchanges on which the Company’s Stock may, at the time, be traded or listed.

Section 10.3.    Unfunded Status. The Plan shall be unfunded. Neither the Company, any Subsidiary, nor the Board shall be required to segregate any assets that may at any time be represented by Awards made pursuant to the Plan. Neither the Company, any Subsidiary, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan.

Section 10.4.    Limits on Liability. Any liability of the Company or any Subsidiary to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement. Neither the Company nor any Subsidiary nor any member of the Board or the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan. To the extent permitted by applicable law, the Company shall indemnify and hold harmless each member of the Board and the Committee from and against any and all liability, claims, demands, costs, and expenses (including the costs and expenses of attorneys incurred in connection with the investigation or defense of claims) in any manner connected with or arising out of any actions or inactions in connection with the administration of the Plan except for such actions or inactions which are not in good faith or which constitute willful misconduct.

ARTICLE XI

EFFECTIVE DATE; DURATION OF THE PLAN

The Plan shall be effective as of May 13, 2010 provided it is ratified and approved by the stockholders of the Company on such date. The Plan shall terminate and no Awards may be made under the Plan after June 30, 2020. Awards made on or before June 30, 2020 shall remain valid in accordance with their terms notwithstanding the termination of the Plan on June 30, 2020.

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PROXY	1915 Rexford Road, Charlotte, North Carolina 28211
Phone (704) 366-7000 Fax (704) 362-4208

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

Proxy solicited on behalf of the Board of Directors of Nucor Corporation for the 2010 annual meeting of stockholders, to be held at 10:00 a.m. on Thursday, May 13, 2010, at the Charlotte Marriott SouthPark, 2200 Rexford Road, Charlotte, North Carolina.

Daniel R. DiMicco and James D. Frias, or either of them, with power of substitution, are appointed proxies to vote all shares of the undersigned at the 2010 annual meeting of stockholders, and any adjournment or postponement, on the following proposals, as set forth in the proxy statement:

1.	Elect three directors to a term of three years

2.	Ratify the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2010

3.	Approve amendments to Nucor’s Restated Certificate of Incorporation eliminating the classified structure of the Board of Directors

4.	Approve the 2010 Stock Option and Award Plan

5.	Stockholder proposal regarding majority vote

6.	Stockholder proposal regarding report on political spending

7.	Other business as may properly come before the meeting

This proxy will be voted as specified by the undersigned. If no choice is specified, this proxy will be voted FOR the election of all nominees for director listed on the reverse side, FOR proposals 2 through 4, AGAINST proposals 5 and 6 and according to the discretion of the proxy holders on any other matters that may properly come before the meeting and any adjournment or postponement thereof. The proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion.

¢	PLEASE SIGN AND DATE ON THE OTHER SIDE	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

May 13, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://materials.proxyvote.com/670346

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

¢ 20303030303300000000 7	051310

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Elect as directors the three nominees		Nucor’s Board of Directors recommends a vote FOR proposals 2 through 4.
			FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY	NOMINEES: O Daniel R. DiMicco O James D. Hlavacek O John H. Walker	2. Ratify the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2010	☐	☐	☐
FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)		3. Approve amendments to Nucor’s Restated Certificate of Incorporation eliminating the classified structure of the Board of Directors	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:  ● To cumulate your vote for one or more of the listed nominees, write the manner in which such votes shall be cumulated by indicating number of votes in the space to the right of the nominee name(s). The cumulative number of votes you have is 3 times the number of shares of Common Stock you owned on March 15, 2010. All your votes may be cast for a single nominee or may be distributed among any number of nominees. If you are cumulating your vote, do not mark the circle to the left of the name of the nominee (s) for whom you are voting.

		4. Approve the 2010 Stock Option and Award Plan	☐	☐	☐
Nucor’s Board of Directors recommends a vote AGAINST proposals 5 and 6.
			FOR	AGAINST	ABSTAIN
		5. Stockholder proposal regarding majority vote	☐	☐	☐
		6. Stockholder proposal regarding report on political spending	☐	☐	☐
7. In their discretion, the holder of this proxy is authorized to vote on such other business as may properly come before the meeting and any adjournment or postponement thereof

This proxy will be voted FOR the election of all nominees for director unless authority is withheld. The proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion. This proxy will be voted FOR proposals 2 through 4 and AGAINST proposals 5 and 6 unless otherwise indicated. If you wish to follow the recommendation of Nucor’s Board of Directors, it is not necessary to check any of the boxes.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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